UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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FLEETCOR TECHNOLOGIES, INC.
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2018 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of FLEETCOR Technologies, Inc. will be held at
5445 Triangle Parkway, Peachtree Corners, GA 30092
on June 6, 2018 at 10:00 a.m.

April 27, 2018
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of FLEETCOR Technologies, Inc., which will be held at our corporate offices at 5445 Triangle Parkway, Peachtree Corners, GA 30092, on Wednesday, June 6, 2018 at 10:00 a.m.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope (if you received a proxy card). If you received a Notice of Internet Availability of Proxy Materials, the Notice contains instructions on how to access our Proxy Statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the Proxy Statement and annual report. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of FLEETCOR. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Ronald F. Clarke
Chairman and Chief Executive Officer

FLEETCOR TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To our stockholders:
The Annual Meeting of the Stockholders of FLEETCOR Technologies, Inc. ("FLEETCOR" or "Company") will be held at our corporate offices at 5445 Triangle Parkway, Peachtree Corners, GA 30092, on June 6, 2018 at 10:00 a.m. for the following purposes:

1.	To elect three Class II directors as described in this Proxy Statement.

2.	To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2018.

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

4.	To amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to eliminate the supermajority voting provisions in the Charter.

5.	To vote on a stockholder proposal to declassify the Company's Board of Directors, if properly presented at the Annual Meeting.

6.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on April 18, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting.
On April 27, 2018, we will begin mailing our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Stockholders for 2017 and how to vote online.
Proxies for the matters to be voted upon at the Annual Meeting are being solicited by order of the Board of Directors.

Atlanta, Georgia
April 27, 2018
IMPORTANT
Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card (if you received a proxy card) or by voting your shares via the Internet (if you received a Notice of Internet Availability of Proxy Materials) will save us the expenses and extra work of additional solicitation. If you received a proxy card and wish to vote by mail, we have enclosed an addressed envelope for which no postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 6, 2018. Our Proxy Statement and Annual Report to Stockholders are available at investor.fleetcor.com.

FLEETCOR TECHNOLOGIES, INC.
5445 Triangle Parkway
Peachtree Corners, Georgia 30092
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 6, 2018
This Proxy Statement will first be mailed to Stockholders on or about April 27, 2018. It is furnished in connection with the solicitation of proxies by the Board of Directors of FLEETCOR Technologies, Inc. (“FLEETCOR” or the “Company”), to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m. on June 6, 2018 at our corporate offices at 5445 Triangle Parkway, Peachtree Corners, Georgia 30092.
Stockholders of record at the close of business on April 18, 2018 will be entitled to vote at the meeting on the basis of one vote for each share held. No cumulative voting rights are authorized. On April 18, 2018, there were 89,637,705 shares of common stock outstanding.
PROPOSALS
PROPOSAL 1. ELECTION OF DIRECTORS
The Board of Directors, based on the recommendations of our compensation, nominating and corporate governance committee, has nominated the following individuals for election as Class II directors of the Company, to serve a three-year term, if elected:

•	Mark A. Johnson

•	Hala G. Moddelmog

•	Jeffrey S. Sloan
Each nominee is presently a director of the Company and has consented to serve a new three-year term.
Our Board of Directors recommends that you vote "FOR" each of these nominees.
PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2018. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the audit committee has decided to request that the stockholders ratify the appointment. A representative of Ernst & Young LLP will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if desired.
If this proposal is not approved by our stockholders at the Annual Meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of FLEETCOR and our stockholders.
Our Board of Directors recommends that you vote "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our executive compensation programs and policies and the compensation paid to the named executive officers for 2017 as disclosed in this Proxy Statement. The following resolution is submitted:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement is hereby APPROVED.
Although the advisory vote on executive compensation is non-binding, the compensation, nominating and corporate governance committee will review the voting results. To the extent there is any significant negative vote on this proposal, we will consult with stockholders to better understand the concerns that influenced the vote. The committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board of directors, will not create or imply any change to or any additional fiduciary duties of the board of directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote “FOR” the approval of executive compensation.
PROPOSAL 4. AMENDING THE COMPANY'S CHARTER TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS IN THE CHARTER

At the Company's June 21, 2017 Annual Meeting, the stockholders approved a proposal to eliminate each voting requirement in the Company's Amended and Restated Certificate of Incorporation ("Charter") and in the Company's Amended and Restated Bylaws ("Bylaws") that calls for a greater than simple majority vote, and to replace such voting requirements with a simple majority vote requirement. On January 25, 2018, the Company's Board of Directors, among other actions, (1) approved an amendment to the Company’s Bylaws to eliminate the super-majority vote required to amend the Bylaws, (2) approved amendments to the Charter as set forth below (the "Charter Amendments"), and (3) recommended that the Charter Amendments be submitted to a vote of the stockholders of the Company at the 2018 Annual Meeting with the recommendation that the stockholders vote in favor of the Charter Amendments. If approved by the stockholders at this annual meeting, this amendment will become effective upon the filing of a Certificate of Amendment to our Charter with the Secretary of State of Delaware, which we will do promptly after the annual meeting. The Charter Amendments consist of the following proposed changes to the Company's Charter.

1.	If approved, the Company will amend and restate Article SIXTH, Section 8, of the Charter as follows:
8. Removal. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office, but only for cause and only by the affirmative vote of at least ~~sixty-six and two-thirds percent (66 2/3%)~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

2.	If approved, the Company will amend and restate Article TENTH of the Charter as follows:
TENTH. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.

3.	If approved, the Company will amend and restate Article TWELFTH of the Charter as follows:
TWELFTH. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law or this Amended and Restated Certificate of Incorporation and subject to Section A(4) of Article Fourth of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal ~~the following Articles of~~ this Amended and Restated Certificate of Incorporation~~: Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH AND TWELFTH or to adopt any provision of this Amended and Restated Certificate of Incorporation or of the Corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of the foregoing provisions~~.

Our Board of Directors recommends that you vote “FOR” for this proposal.

PROPOSAL 5. STOCKHOLDER PROPOSAL TO DECLASSIFY THE COMPANY'S BOARD OF DIRECTORS (ELECT EACH DIRECTOR ANNUALLY)
We have received notice of the intention of John Chevedden to present the following proposal at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.
Our Board of Directors recommends you vote "AGAINST" this proposal.
The following is the text of the Stockholder Proposal of John Chevedden:
Proposal 5- Elect Each Director Annually
RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. Although our company can adopt this proposal topic in one-year and the proponent is in favor of a one-year implementation, this proposal allows the option to phase it in over 3-years. It is critical to this proposal that our Company take all the steps necessary to reorganize the Board of Directors into one class.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, "In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them."

A total of 79 S&P 500 and Fortune 500 companies, worth more than one trillion dollars, also adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.

It is important that directors like Steven Stull and Thomas Hagerty stand for election every year. Mr. Stull and Mr. Hagerty each received 22% in negative votes at our 2017 annual meeting. Directors who receive 22% in negative votes do not deserve a 3-year honeymoon as far as standing for election.

To make matters worse Mr. Stull and Mr. Hagerty controlled 50% of our combination Executive Pay and Nomination Committee. We did not even have a separate Executive Pay Committee. This may be blatantly obvious because executive pay received a disapproval vote of 60% from shareholders. This gets even worse because the excessive executive pay of $33 million for CEO Ronald Clarke gets a 3-year honeymoon from a shareholder vote.

FleetCor Technologies shareholders also rejected the 2017 management recommendation that 1% of shareholders should be able to continue to have the power to frustrate the will of a 66% shareholder majority on certain core issues.

Please vote for this proposal which will enhance the role of shareholders and improve management accountability:

Proposal 5- Elect Each Director Annually
FLEETCOR’s Statement in Opposition to the Proposal
The Board Recommends You Vote "AGAINST" This Proposal.
The Board has considered the proposal seeking to declassify the Board and require the annual election of all of the Company’s directors. After consideration, the Board has determined that this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote against this proposal.

For three reasons, the Board believes that maintaining the Company’s classified board is in the best interests of its stockholders. First, a classified board allows Board members to focus on the long-term interests of the company and stockholders, and provides continuity and perspective concerning the operations and competitive environment of the Company. Second, while older research suggested that declassified boards increase value, newer research points out statistical flaws in these older studies and concludes that classified boards increase stockholder value, and declassification decreases stockholder value. Third, studies indicate that classified boards can reduce vulnerability to abusive takeover tactics and increase bargaining power and value in the event of an acquisition.

1.
Long-Term Focus / Continuity. The Board believes that a classified board encourages directors to look to the long-term best interests of the Company and its stockholders by strengthening the independence of non-employee directors against the short-term focus of some investors and special interests. Annual election of all directors can in some cases lead to a short-term focus, which can discourage long-term investments and initiatives, and requires a period of training and learning about the Company’s business and competitive environment before new board members get up to date. In addition, a classified board allows for a stable and continuous board, providing institutional perspective and knowledge both to management and other directors. By its very nature, a classified board ensures that at any given time there will be experienced directors serving on our Board who are fully immersed in and knowledgeable about our business, including our relationships with our current and potential strategic partners, as well as the competition, opportunities, risks and challenges that exist in our industry.

2.
Stockholder Value. Recent research concludes that a classified board structure increases stockholder value, that declassification decreases stockholder value, and that earlier studies suggesting otherwise are based on older statistical techniques that fail to account for “clustered standard errors” by using “cluster-robust standard errors” techniques. Thus, “[a]dopting a staggered board (‘staggering up’) is associated with a statistically and economically significant increase in firm value, while decisions to destagger a board (‘staggering down’) are associated with a corresponding reduction in firm value.” Cremers & Sepe, The Shareholder Value of Empowered Boards, 68 STAN. L.REV. 67, 72 (2016). The results of earlier studies “suggesting that firms with a staggered board have firm values that are 2.4% lower than the average … becomes statistically insignificant (a t-statistic of -1.17) when we use robust standard errors clustered at the firm level - a standard technique in today’s empirical studies, but less frequent a decade ago.” Id. at 102. Other recent studies confirm these results. Ge, Tanlu & Zhang, What Are the Consequences of Board Destaggering?, pg. 24 (March 29, 2016) (“firm value decreases after the destaggering decision”); Cremers, Litov & Sepe, Staggered Boards and Firm Value, Revisited, pg. 4 (September, 2015) (“the valuation of firms that stagger up (down) increases (decreases) by 2.9% (t-statistic of 2.00) after two years and 4.7% (t-statistic of 2.65) after three years”). This latter study notes that “‘one-size-fits-all’ policies that unambiguously favor the repeal of staggered boards - the current policy of major institutional investors such as American Funds, Blackrock, CalPERS, Fidelity, TIAA-CREF, and Vanguard, as well as the two most prominent proxy advisors, ISS and Glass Lewis (Cohen and Wang, 2013) - do not reflect the findings of a large body of literature (including this paper) that shows that the relation between board features and firm value is nuanced and heterogeneous, with structural differences in how firms function (Adams et al., 2010). To this respect, our results highlight, in particular, the importance of investments in R&D (Eberhart et al., 2004; Bushee, 1998), strategic alliances (Bodnaruk et al., 2013), employees (Edmans, 2011), and large customers and suppliers (Johnson et al., 2014).” Id. at 6.

3.
Increased Value In The Event Of An Acquisition. A classified board can reduce vulnerability to potential abusive takeover tactics by encouraging persons seeking control of the Company to negotiate with the Board, thereby better positioning the Board to negotiate effectively on behalf of all stockholders. Because less than a majority of directors stand for election at each annual meeting under a classified board structure, a hostile bidder could not simply replace a majority of the Board at a single annual meeting with directors aligned with the hostile bidder’s own interests, thereby gaining control of the Company without paying a fair market price to all stockholders. Studies indicate that “target shareholders of firms with classified boards receive a larger proportional share of the total value gains to mergers relative to the gains to target shareholders of firms with a single class of directors. Overall, the evidence is inconsistent with the view that board classification is associated with managerial entrenchment and instead suggests that classification improves the relative bargaining power of target managers on behalf of their constituent shareholders.” Bates, Becher & Lemmon, Board Classification and Managerial Entrenchment; Evidence from the Market for Corporate Control, HKUST Business School Research Paper No. 07-05 (September 2007).

Stockholder approval of this proposal would not in and of itself declassify the Company's Board of Directors. Under Delaware law, the jurisdiction where the Company is incorporated, to implement this proposal the Board of Directors must first authorize amendments to our Charter. Stockholders would then have to approve each of those amendments.
For these reasons, the Board of Directors does not believe it is in the best interests of stockholders or our Company to implement the proponent’s request to declassify the Company's Board of Directors, and accordingly the Board of Directors opposes this proposal and recommends a vote against the proposal.
Based on the foregoing, our Board of Directors recommends a vote "AGAINST" the stockholder proposal to declassify the Company's Board of Directors, if properly presented at the meeting.
OTHER BUSINESS
We know of no other business to be considered at the meeting and the deadline for stockholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Ronald F. Clarke or Eric R. Dey will vote your shares on those matters according to their best judgment.

ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three class I directors, three class II directors and three class III directors. Our directors are divided among the three classes as follows:

•	the class I directors are Messrs. Buckman, Hagerty and Stull;

•	the class II directors are Messrs. Johnson and Sloan and Ms. Moddelmog; and

•	the class III directors are Messrs. Clarke, Farrelly and Macchia.
At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors identified above will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2020, 2018, and 2019, respectively.
Three class II directors have been nominated for election at the Annual Meeting to hold office until the annual meeting of stockholders in 2021, and until their respective successors are elected and qualified. The accompanying proxy will be voted in favor of the three nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy. All the nominees are current directors.
The Board of Directors expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee designated by the Board of Directors.

NOMINEES

Mark A. Johnson, 65 Class II Director since 2003 Term expires 2018
Mr. Johnson joined our Board of Directors in March 2003. Since September 2008, Mr. Johnson has served as a partner with Total Technology Ventures, a venture capital firm specializing in financial services. Mr. Johnson also serves on the board of directors of a number of private companies. From 2003 to 2008, Mr. Johnson was vice chairman-mergers and acquisitions at CheckFree Corporation, an electronic payments company (a previously Nasdaq-listed company until it was acquired in 2007 by Fiserv, Inc.), where he led and had direct oversight over business development and evaluating strategic growth opportunities. Mr. Johnson joined CheckFree in 1982 as vice president of operations. Additionally, Mr. Johnson was responsible for the development and launch of CheckFree’s commercial and consumer electronic funds transfer services and CheckFree’s electronic bill payment and bill presentment businesses; as well as the development of key strategic alliances and marketing initiatives. Mr. Johnson also served on the Board of Directors of CheckFree from 1982 to 2007. Mr. Johnson is also a founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies; has former experience with the Federal Reserve Bank of Cleveland and Bank One with responsibilities for checking and cash management operations; was a member of the balance sheet committee of CheckFree; and also has public company audit committee experience. In renominating Mr. Johnson, the Board considered Mr. Johnson’s deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Jeffrey S. Sloan, 50 Class II Director since 2013 Term expires 2018
Mr. Sloan joined our Board of Directors in July 2013. Mr. Sloan has been with Global Payments Inc. (Global), a leading international payments technology company, since June 2010. He has served as president since June 2010, chief executive officer since October 2013, and a member of the board of directors of Global since January 2014. Prior to joining Global, Mr. Sloan served in several executive positions with Goldman Sachs Group, Inc. (Goldman) from 1998 to 2010, where he was a partner and the worldwide head of the financial technology group in New York. With Goldman, Mr. Sloan focused on mergers and acquisitions and corporate finance and pioneered the development of the firm’s payments practice in investment banking, where he led many of the landmark transactions in payments. Mr. Sloan is a member of the executive committee and a trustee of Pace Academy, a private school in the Atlanta area, serves on the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania, and serves on the board and is a member of the executive committee of the Metro Atlanta Chamber of Commerce. Mr. Sloan is also the Chairman and President of the Electronic Transactions Association. In renominating Mr. Sloan, the Board considered Mr. Sloan’s more than twenty years of experience in the financial services and payments industries, which contribute to his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Hala G. Moddelmog, 62 Class II Director since 2017 Term expires 2018
Ms. Moddelmog joined our Board of Directors in April 2017. Ms. Moddelmog has served as the President & CEO of the Metro Atlanta Chamber since 2014. She is the first female leader of the 156-year-old organization, which covers 29 counties and more than 15 Fortune 500 companies as well as a multitude of small and medium-sized enterprises in the 9th largest metropolitan region in the United States. From 2010 to 2013, Ms. Moddelmog was the President of Arby’s Restaurant Group, Inc. - a division of Wendy's/Arby's Group, Inc. (NYSE: WEN) that had $3 billion in system sales - where she led the divestiture of the company to private ownership in a deal valued at $419 million. From 2006 to 2009 Ms. Moddelmog was President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization that had 125 affiliates worldwide and research grants of more than $1.5 billion. From 2005 to 2006 Ms. Moddelmog was the CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising, and multi-unit retail. From 1995 to 2004 Ms. Moddelmog was the President of Church’s Chicken, a business that had over 1,500 units in 29 states and 15 countries. Ms. Moddelmog led Church’s through significant change as the parent company AFC Enterprises, Inc. went public (NASDAQ: AFCE) and the Church’s division was later divested to Crescent Capital (now Arcapita) for $390 million. In addition to serving on the Fleetcor Board of Directors, Ms. Moddelmog also currently serves on the Board of Lamb Weston Holdings, Inc. (NYSE: LW), where she serves on the Compensation Committee and the Nominating and Corporate Governance Committee. She previously served on the Board of Amerigroup Corporation (NYSE: AGP) from 2009 to 2012, where she served on the Corporate Governance and Nominating Committee, and from 2008 to 2010 she served on the Board of AMN Healthcare Services, Inc. (NYSE: AHS), also on the Corporate Governance and Nominating Committee as well as the Compensation Committee. Ms. Moddelmog also has served on the Boards of several large nonprofits. In renominating Ms. Moddelmog, the Board considered Ms. Moddelmog’s more than 20 years of experience leading high growth companies, her experience enhancing the value of such companies, her marketing expertise, her international experience, her community ties, and her experience serving on several public company and large non-profit Boards.

 CONTINUING DIRECTORS

Ronald F. Clarke, 62 Class III Director since 2000 Term expires 2019
Mr. Clarke has been our chief executive officer since August 2000 and was appointed chairman of our Board of Directors in March 2003. Mr. Clarke provides leadership for our Board of Directors’ operations; helps establish the strategic direction for our numerous acquisitions both domestically and internationally; and has led the Company through extensive growth since joining the company in 2000. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation. In deciding to nominate Mr. Clarke, the Board considered Mr. Clarke’s familiarity with our Company and industry through his service as our chief executive officer, his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Joseph W. Farrelly, 74 Class III Director since 2014 Term expires 2019
Mr. Farrelly joined our Board of Directors in April 2014. From 2006 through March 2015, Mr. Farrelly served as the Senior Vice President, Chief Information Officer at Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services. Prior to joining Interpublic Group in 2006, he held the position of Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Sons, and Nabisco. His experience covers the advertising, pharmaceutical, consumer products, entertainment, financial services and software industries. Mr. Farrelly is currently a member of the board of directors of NetNumber Inc. He previously served as a director of Helium, GridApps, and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries. In deciding to nominate Mr. Farrelly, the Board considered Mr. Farrelly’s substantial experience in and in-depth knowledge regarding information technology and security, as well as his experience in advertising and marketing.

Richard Macchia, 66 Class III Director since 2010 Term expires 2019
Mr. Macchia joined our Board of Directors in July 2010 and has served as chairman and financial expert of our audit committee since that date. Mr. Macchia served as chief financial officer and senior vice president of administration for Internet Security Systems, Inc., an information security provider, from December 1997 through October 2005, in which he oversaw financial functions, human resources, facilities and investor relations. Mr. Macchia remained employed with Internet Security Systems, Inc. during the following year to transition the chief financial officer role to his successor. Internet Security Systems, Inc. was acquired by International Business Machines Corporation in October 2006. Prior to this, Mr. Macchia served in senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation (financial information services), and First Financial Management Corporation (credit card authorization, processing and settlement services; healthcare claims processing services; and document management/imaging services). Earlier in his career, from 1973 to 1985, Mr. Macchia worked at KPMG LLP, an international accounting firm, ultimately serving as a partner in the audit and assurance practice for two years. Mr. Macchia obtained his CPA certificate from the State of Georgia in 1976. In deciding to nominate Mr. Macchia, the Board considered Mr. Macchia’s over twenty years of experience in the financial and information services industry, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Michael Buckman, 70 Class I Director since 2013 Term expires 2020
Mr. Buckman joined our Board of Directors in July 2013. Since 2009, Mr. Buckman has been the managing partner of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm. Prior to forming the firm in 2009, Mr. Buckman was an executive with BCD Travel, most recently as president Asia/Pacific, until his retirement in 2009, and from 2001 to 2007 as chief executive officer. Prior to joining BCD Travel, he served as chief executive officer of Worldspan from 1995 to 1999. Additionally, he held senior executive positions with Homestore.com, American Express, Sabre Travel Services and American Airlines. He also served as chairman of TRX, Inc., a provider of travel technology, transaction processing and data integration services to the global travel industry, from 2001 to 2005. At the time of his election, the Board considered Mr. Buckman’s extensive experience overseeing and evaluating financial statements as a senior executive of various technology, travel and payment systems companies, his perspective regarding our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Thomas M. Hagerty, 55 Class I Director since 2014 Term expires 2020
Mr. Hagerty joined our Board of Directors in November 2014. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of Black Knight, Inc., Ceridian HCM Holdings Inc., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., First BanCorp, MoneyGram International, Inc., and ServiceLink Holdings, LLC. Mr. Hagerty’s qualifications to serve on the Board include his managerial and strategic expertise working with large, growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, his expertise in corporate finance and his perspective as the representative of a substantial shareholder. Mr. Hagerty was elected to the Board pursuant to the terms of an Investor Rights Agreement entered into with Ceridian LLC as part of FleetCor’s acquisition of Comdata Inc. on November 14, 2014.

Steven T. Stull, 59 Class I Director since 2000 Term expires 2020
Mr. Stull joined our Board of Directors in October 2000. Since 1992, Mr. Stull has served as president of Advantage Capital Partners, a private equity firm, which he co-founded, serving as the firm’s chief executive officer and directing investment policy, overall operations, strategic planning, and fundraising activities; and overseeing investments and portfolio companies in the technology, business, financial and information services industries. Mr. Stull also serves as a director for numerous private companies, including serving as a member of audit and compensation committees. Prior to founding Advantage Capital Partners, Mr. Stull served for nine years as an executive in the investment department of General American Life Insurance Company, heading its securities division and personally managing its high yield, convertible, and preferred stock portfolios. Mr. Stull also has experience as a chief financial officer of an information services company and has also worked within a commercial bank and a savings and loan association. At the time of his election, the Board considered Mr. Stull’s experience, his perspective regarding our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

EVALUATION AND EVOLUTION OF OUR BOARD
As part of our focus on stockholder value, we regularly evaluate the performance of our Board of Directors and its committees and engage in an annual self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. As demonstrated by the biographies above, our directors have diverse backgrounds. We believe this helps us to make the most of opportunities and to effectively manage risk. Over the past five years, five of our eight independent directors joined the Board of Directors to fill gaps we perceived and to bring fresh perspective.
Messrs. Buckman and Sloan joined us during 2013. Mr. Buckman has rich experience in the business travel industry, which provides valuable perspective regarding our workforce lodging and payments businesses. Mr. Sloan runs a global payments technology company, bringing extensive industry and operating experience. During 2014, Messrs. Farrelly and Hagerty joined our Board of Directors. Mr. Farrelly has exceptional experience as a global chief information officer, providing us more in-depth systems technology and security expertise. He chairs our information technology and security committee. Mr. Hagerty joined us at the end of 2014 upon completion of our acquisition of Comdata, Inc. He brings us substantial experience regarding executive compensation programs across a variety of companies and industries, which we believe will help us to improve our compensation processes and programs. He chairs our compensation, nominating and corporate governance committee. Ms. Moddelmog joined us in 2017. Ms. Moddelmog has a wealth of executive experience leading and growing large international organizations, and has served on the corporate governance and nominating committee of one public company Board and on the corporate governance and nominating committee as well as the compensation committee of another public company Board. She also has served on the Boards of several large nonprofits. She brings us significant experience in international growth, marketing, governance, and compensation, as well as long standing community ties. Ms. Moddelmog is a member of our compensation, nominating and corporate governance committee.

Mr. Macchia joined our Board of Directors during 2010 and is a financial accounting expert, having served in many financial accounting roles during his career, including as chief financial officer of a publicly traded company. Mr. Macchia chairs our audit committee. Our other two independent directors have served us for more than ten years, providing continuity and institutional memory, having helped us during our formative years and throughout our continuing growth and success. Mr. Johnson provides payments industry and operating expertise and Mr. Stull has extensive experience across a variety of businesses and industries. Most of our directors also have substantial experience relating to acquisitions, which is an important part of our growth strategy, and those with a private equity background enhance our analytical discipline. Mr. Clarke, our CEO, is the chairman of our Board of Directors and has led our Company since 2000. He also chairs our executive and acquisitions committee. One of our independent directors presides during meetings of independent directors and acts as a liaison between the independent directors and the chairman and CEO in connection with regular meetings. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our stockholders.
BOARD OF DIRECTORS AND COMMITTEES
Our Board of Directors currently consists of nine members. Of our directors, eight—Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog—are “independent directors” as defined under the New York Stock Exchange listing standards. Under our amended and restated bylaws, the number of directors will be determined from time to time by our Board of Directors.
The Board held six meetings in 2017 and each director attended at least seventy-five percent of all Board and applicable committee meetings during their tenure. Our independent directors meet in executive session at each regularly scheduled in-person Board meeting, when deemed appropriate.

In 2017, our Board had four standing committees: an audit committee, a compensation, nominating and corporate governance committee (“compensation committee”), an executive and acquisitions committee, and an information technology and security committee. The table below provides current membership for each of the Board committees that existed during 2017. Each committee meets quarterly and holds additional meetings as needed, except the executive and acquisitions committee which meets as needed when matters within its charter arise.

C = Chairperson	M = Member	F = Financial Expert

	Audit Committee	Compensation, Nominating and Corporate Governance Committee	Executive and Acquisitions Committee	Information Technology and Security Committee
Michael Buckman	M			M
Ronald F. Clarke			C
Joseph W. Farrelly		M		C
Thomas M. Hagerty		C	M
Mark A. Johnson	M		M
Richard Macchia	C, F			M
Hala G. Moddelmog(1)		M
Jeffrey S. Sloan			M	M
Steven T. Stull		M

(1) Ms. Moddelmog joined the Board of Directors and the compensation, nominating and corporate governance committee following the April 2017 meetings of the committee and the Board.
_____________________
Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee
Our audit committee currently consists of Messrs. Buckman, Johnson and Macchia. Mr. Macchia is the chairman of the committee. Our Board has determined that each member of the committee meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Macchia qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules and regulations.

Our audit committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and

•	reviewing and approving related person transactions.
Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Compensation, Nominating and Corporate Governance Committee
Our compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull and Ms. Moddelmog. Mr. Hagerty is the chairman of the committee. Our Board of Directors has determined that each committee member meets the definition of “independent director” for purposes of the New York Stock Exchange rules (including the heightened independence requirements applicable to compensation committee members) and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The compensation committee is responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•
annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the Board of Directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	screening and recommending to the Board of Directors individuals qualified to become executive officers; and

•	handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.
Our Board of Directors has adopted a written charter for the committee, which is available on our website.
See “Compensation Discussion and Analysis” for a description of the processes and procedures of the committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors.
Executive and Acquisitions Committee
Our executive and acquisitions committee consists of Messrs. Clarke (chairman), Hagerty, Johnson and Sloan. Between meetings of our Board of Directors, the executive and acquisitions committee has and may exercise the powers of the Board of Directors to act upon any matters which, in the view of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors, except for those powers expressly reserved to the Board. In particular, the executive and acquisitions committee may assist the Board of Directors in connection with capital expenditures, investments, acquisitions, financing activities and other matters. Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Information Technology and Security Committee
Our information technology and security committee consists of Messrs. Farrelly (chairman), Buckman, Macchia and Sloan, each of whom member meets the definition of “independent director” for purposes of the New York Stock Exchange rules. The Board determined to create the committee during its January 2015 meeting. Our Board of Directors has adopted a written charter for the committee, which is available on our website. The information technology and security committee is responsible for providing oversight and leadership for our information technology and security planning processes, policies, priorities and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long term strategy for global information security and the evolution of our technology direction in a competitive environment. To accomplish this purpose the committee has four roles: (1) to understand the security controls and assessments conducted on major card platforms and concur that such controls are comparable to industry best practices and standards as appropriate; (2) to assess technology modernization plans and processing platform strategies to validate proper investment in multi-year initiatives that maintain effective and efficient use of our resources; (3) to review progress on significant information technology and security projects against milestones and quality indicators and evaluate actions intended to drive quality and timeliness; and (4) to evaluate the prioritization of strategies for intellectual property protection. Our Board of Directors has adopted a written charter for the committee, which is available on our website.
Board Leadership
Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the chairman of the Board and has served as such since 2003. We believe this leadership structure has been effective. Eight of our nine directors are independent, as described below under “Director Independence.” The members of our audit committee, compensation committee, and information technology committee are also independent, as described above under “Audit Committee”, “Compensation, Nominating and Corporate Governance Committee”, and "Information Technology and Security Committee". Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, typically at the time of each regular Board meeting.
One of our independent directors presides during the meeting of independent directors, and the presiding director acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting. The presiding director performs the essential functions of a “lead director.”
We believe that having a combined chairman and CEO, a Board with a majority of independent directors who meet regularly in executive session, and independent chairs for the Board’s audit committee, compensation committee, and information technology committee provides the best form of leadership for FLEETCOR and our stockholders and provides an appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our CEO serve as chairman of the Board facilitates the Board’s decision making process because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers.
Risk Oversight
Our Board is responsible for overseeing our risk management. Under its charter, the audit committee is responsible for discussing with management the annual internal audit plan, FLEETCOR’s major financial risk exposures, steps management has taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. The audit committee also is responsible for discussing with management and the independent auditors, periodically, normally on at least an annual basis, the independent auditors’ annual audit scope and plan and risk assessment and risk management policies. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our information technology and security committee focuses on risks associated with information technology and security, such as security controls, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness, and governance structure. The Board and the information technology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO, and the chief information security officer, among others. In addition, our internal audit department routinely performs audits on various aspects of data protection and cybersecurity and reports the results quarterly.
Our Board regularly engages in discussing the most significant risks and how the risks are being managed, and receives reports from senior management and from committee chairs. We believe that our leadership structure, as described above, supports the risk oversight function of the Board. While we have a combined chairman and CEO, independent directors chair the audit committee, the compensation committee, and the information technology and security committee, which are involved with risk oversight.

DIRECTOR INDEPENDENCE
Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the New York Stock Exchange on which our shares are listed.
Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the compensation committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.
Based on the review and recommendation by the compensation committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog meet the standards of independence under our director independence standards, and applicable New York Stock Exchange listing standards, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.
COMPENSATION OF DIRECTORS
The non-employee members of our Board of Directors receive compensation for serving as directors. We believe restricted stock awards are an appropriate form of compensation for our directors because the value of the grants will increase as the value of our stock price increases, thus aligning the interests of these directors with those of our stockholders. Annual grants for director service have a target value at grant in 2017 of approximately $250,000, with prorated grants determined by the Board of Directors from time to time for newly elected directors. The amount of these grants was determined based on our Board of Directors’ general experience with market levels of director compensation. As set forth in our Corporate Governance Guidelines, non-employee directors are encouraged to hold significant equity interests in the Company, and at least $150,000.
In addition, the Board of Directors approved a cash payment in the amount of $50,000 for the audit committee chairman and the information technology and security committee chairman; Messrs. Macchia and Farrelly, respectively, for 2017. The decision to provide cash compensation is reviewed on an annual basis.
All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board of Directors.

The following table sets forth the total compensation provided to each non-employee director that served during any part of 2017.

	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Michael Buckman	$—	$251,284	$251,284
Joseph W. Farrelly	$50,000	$251,284	$301,284
Thomas M. Hagerty	$—	$251,284	$251,284
Mark A. Johnson	$—	$251,284	$251,284
Richard Macchia	$50,000	$251,284	$301,284
Hala G. Moddelmog	$—	$124,875	$124,875
Jeffrey S. Sloan	$—	$251,284	$251,284
Steven T. Stull	$—	$251,284	$251,284
 ______________

(1)
During 2017, the compensation committee granted Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull each 1,667 shares of restricted stock for their service on the Board of Directors during 2017, which vested on January 1, 2018. Ms. Moddelmog joined the Board after half of the scheduled meetings for 2017 had been conducted and was awarded 834 shares of restricted stock for 2017. The value for stock awards in this column represents the grant date fair value for the stock award granted in 2017, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog did not hold any stock option awards as of December 31, 2017.

DIRECTOR QUALIFICATIONS
The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The following factors, among others, are assessed when considering a director’s or nominee’s qualifications:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding our business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board;

•	breadth of business and organizational skills, background, experience, and diversity;

•
the number of other public company Boards on which each director serves to consider whether such other board service impairs the director’s service by unduly limiting the director’s attendance, participation or effectiveness; and

•	“independence” as contemplated by applicable legal and regulatory requirements and in accordance with our guidelines and standards.
Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the compensation committee determines otherwise. Directors are expected to advise the Chairman of the Board and the chair of the compensation committee in advance of accepting an invitation to serve on another public company board.
The Board of Directors does not believe that it should limit the number of terms for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into FLEETCOR and its operations.

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.
SELECTION OF DIRECTOR NOMINEES
Our compensation committee is responsible for evaluating candidates for election to our Board of Directors. It also evaluates candidates for election to fill vacancies that may arise between annual meetings. In evaluating candidates, the committee considers personal and professional integrity, ability (including the director qualifications referenced above under “Director Qualifications”), accountability, judgment and perspective, desired experience, and diversity. The committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.
The committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board or its committees have specific unfulfilled needs. The committee considers candidates identified by the committee, other directors, executive officers and stockholders, and, if applicable, a third party search firm. Consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees. The committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.
STOCKHOLDER RECOMMENDATIONS OF NOMINEES
The compensation committee of the Board of Directors considers recommendations for candidates for nomination to the Board of Directors by a stockholder. It will consider and evaluate candidates recommended by stockholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy statement for the next annual meeting.
Our stockholders also have the right under our bylaws to directly nominate director candidates and should follow the procedures outlined in our bylaws. To be timely for consideration at our 2019 annual meeting, a stockholder’s notice to the corporate secretary regarding a director nomination must be received no earlier than February 6, 2019, or later than March 8, 2019. However, in the event that the 2019 annual meeting is called for a date that is not within thirty days before or after June 6, 2019, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting.
Stockholder nominations must be addressed to: FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, DIRECTOR CANDIDATE RECOMMENDATION.

STOCKHOLDER PROPOSALS
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2019 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be received no later than December 28, 2018 at the following address, FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Peachtree Corners, Georgia 30092, STOCKHOLDER PROPOSAL. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 6, 2019, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting of stockholders.
If a stockholder wishes to present a proposal before the 2019 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be received no earlier than February 6, 2019, nor later than March 8, 2019. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 6, 2019, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at investor.fleetcor.com under Corporate Governance.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. We maintain on our corporate website a link explaining that stockholders and other interested parties who wish to communicate directly with the Board of Directors may do so by any of the following means:
Writing to the Board of Directors as a group or the non-management directors as a group at our headquarters mailing address to the attention of the Corporate Secretary:
Eric Dey
FLEETCOR Corporate Secretary
5445 Triangle Parkway, Suite 400
Peachtree Corners, GA, 30092
Sending an email to the Board of directors as a group or the non-management directors as a group at a specified email address provided by the Company:
FLEETCORBoard@FLEETCOR.com
FLEETCORNonManagementDirectors@FLEETCOR.com
The Corporate Secretary reviews all written and emailed correspondence received from stockholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.

GOVERNANCE DISCLOSURES ON OUR WEBSITE
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com. In accordance with New York Stock Exchange rules, we may also make disclosure of the following on our website:

•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;

•
the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide any of the foregoing information without charge upon written request to Corporate Secretary, FLEETCOR Technologies, Inc., 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT
This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” and all persons known to us to own 5 percent or more of our outstanding common stock, as of February 9, 2018. Percentages are based on 89,808,852 shares outstanding as of February 9, 2018.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

	Common Stock Owned (2)	Right to Acquire (3)	Total Securities Owned (4)	Percent of Outstanding Shares
Name and Address (1)
Principal Stockholders:
The Vanguard Group(5)	7,563,834	—	7,563,834	8.4%
100 Vanguard Boulevard				v
Malvern, PA 19355
BlackRock, Inc.(6)	6,119,055	—	6,119,055	6.8%
55 East 52nd Street
New York, NY 10055
Capital Research Global Investors(7)	6,019,332	—	6,019,332	6.7%
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Group LLP (8)	5,167,686	—	5,167,686	5.8%
280 Congress Street
Boston, MA 02210
Brown Brothers Harriman & Company (9)	4,539,337	—	4,539,337	5.1%
140 Broadway
New York, NY 10055
Named Executive Officers and Directors:
Ronald F. Clarke(10)	530,666	3,516,665	4,047,331	4.3%
Eric R. Dey(11)	24,195	88,000	112,195	*
Andrew Blazye(12)	28,494	88,000	116,494	*
John S. Coughlin (13)	25,987	167,625	193,612	*
Alexey Gavrilenya(14)	18,670	22,500	41,170	*
Todd House(15)	4,367	44,000	48,367	*
Michael Buckman(16)	14,991	—	14,991	*
Joseph W. Farrelly(17)	8,691	—	8,691	*
Thomas M. Hagerty(18)	1,667	—	1,667	*
Mark A. Johnson(19)	102,491	—	102,491	*
Richard Macchia(20)	11,767	—	11,767	*
Hala G. Moddelmog(21)	1,334	—	1,334	*
Jeffrey S. Sloan(22)	9,991	—	9,991	*
Steven T. Stull(23)	16,738	—	16,738	*
Directors and Executive Officers as a Group (22 Persons)(24)	861,153	4,199,786	5,060,939	5.4%
______________________

*	Less than 1%

(1)	Unless otherwise noted, the business address for the individual is care of FLEETCOR Technologies, Inc., 5445 Triangle Parkway, Peachtree Corners, Georgia, 30092.

(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his spouse. Excludes shares that may be acquired through stock option exercises.

(3)	Includes shares that can be acquired through stock option exercises through April 10, 2018.

(4)	Includes common stock, restricted stock, and shares that can be acquired through stock option exercises through April 10, 2018.

(5)
This information was reported on a Schedule 13G filed by The Vanguard Group with the SEC on February 7, 2018. The Schedule 13G was filed on behalf of: (1) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., which is the beneficial owner of 43,069 shares or 0.05% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and (2) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., which is the beneficial owner of 73,469 shares or 0.08% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)
This information was reported on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 31, 2018. The Schedule 13G was filed on behalf of the following entities: (1) BlackRock, Inc., (2) BlackRock (Luxembourg) S.A., (3) BlackRock (Netherlands) B.V., (4) BlackRock Advisors (UK) Limited, (5) BlackRock Advisors, LLC, (6) BlackRock Asset Management Canada Limited, (7) BlackRock Asset Management Ireland Limited, (8) BlackRock Asset Management North Asia Limited, (9) BlackRock Asset Management Schweiz AG, (10) BlackRock Capital Management, Inc., (11) BlackRock Financial Management, Inc., (12) BlackRock Fund Advisors, (13) BlackRock Fund Managers Ltd, (14) BlackRock Institutional Trust Company, N.A., (15) BlackRock International Limited, (16) BlackRock Investment Management (Australia) Limited, (17) BlackRock Investment Management (UK) Ltd, (18) BlackRock Investment Management, LLC, (19) BlackRock Japan Co Ltd, and (20) BlackRock Life Limited.

(7)
This information was reported on Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company ("CRMC") with the SEC on February 7, 2018. The Schedule 13G was filed on behalf of The Growth Fund of America.

(8)
This information was reported on Schedule 13G filed by Wellington Management Group LLP with the SEC on February 14, 2018. The Schedule 13G was filed on behalf of the following entities: Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd. and one or more of the following investment advisers (the "Wellington Investment Advisers"): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. The securities as to which the Schedule 13G was filed by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(9)	This information was reported on Schedule 13G filed by Brown Brothers Harriman & Company ("Brown Brothers") with the SEC on October 19, 2017.

(10)	Includes 430,666 shares of common stock, vested options of 3,466,665, options of 50,000 vesting within 60 days and 100,000 shares of restricted stock subject to vesting requirements.

(11)	Includes 10,017 shares of common stock, vested options of 66,000, options of 22,000 vesting within 60 days and 14,178 shares of restricted stock subject to vesting requirements.

(12)	Includes 22,324 shares of common stock, vested options of 66,000, options of 22,000 vesting within 60 days and 6,170 shares of restricted stock subject to vesting requirements.

(13)	Includes 1,630 shares of common stock, vested options of 167,625 and 24,357 shares of restricted stock subject to vesting requirements.

(14)	Includes 7,500 shares of common stock, vested options of 22,500 and 11,170 shares of restricted stock subject to vesting requirements.

(15)	Includes 4,367 shares of common stock, vested options of 22,000 and options of 22,000 vesting within 60 days.

(16)	Includes 14,991 shares of common stock.

(17)	Includes 8,691 shares of common stock.

(18)	Includes 1,667 shares of common stock.

(19)	Includes 102,491 shares of common stock.

(20)	Includes 11,767 shares of common stock.

(21)	Includes 1,334 shares of common stock.

(22)	Includes 9,991 shares of common stock.

(23)
Represents 6,247 shares of common stock held by Advantage Capital Financial Company, LLC ("Advantage Capital") and related entities and 10,491 shares of common stock held by Mr. Stull. Mr. Stull has shared voting power with respect to such shares of common stock held by Advantage Capital, and as a result, may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest therein. Advantage Capital is a private equity fund that invests on behalf of other investors.

(24)	In addition to the officers and directors named in this table, eight other executive officers are members of this group.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis describes the compensation policies and programs, the material compensation decisions we have made under those programs and policies, and the material factors that we have considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in 2017 to the following individuals. We refer to these individuals as our “named executive officers” or “NEOs” for purposes of this proxy statement. The discussion below is intended to explain the detailed information provided in the tables contained in this section and to put that information into context within our overall compensation program.
Our named executive officers for 2017 are:
Ronald F. Clarke—Chief Executive Officer and Chairman of the Board of Directors
Eric R. Dey—Chief Financial Officer
Andrew R. Blazye—President—International Corporate Development
John S. Coughlin—Executive Vice President—Global Corporate Development
Alexey P. Gavrilenya—President—Continental Europe
Todd W. House(1)— Former President-North America Direct Issuing, U.S. Telematics and Efectivale
_____________
(1) Mr. House was no longer an executive officer of the Company as of July 1, 2017.
2017 Compensation Executive Overview
I.    2017 & Long Term Performance
Growth: 2017 was another good year for FleetCor, with net revenues of $2.250 billion (an increase of 23% over 2016) and adjusted net income per diluted share of $8.54 (also an increase of 23% over 2016), among many other accomplishments.
Stock Price:

◦	2017 also was a good year for our stockholders, with the Company’s stock price increasing approximately 36% from December 30, 2016 to December 29, 2017.

◦
The Company’s stock price has grown from $27.25 when we went public on December 15, 2010, to $192.43 on December 29, 2017 – an increase of over 606%, and besting the S&P 500 by over 490% and the Russell 2000 by over 500%.

Burn Rate: The Company has been judicious in how it has incented and rewarded employees with equity. FleetCor operates on a model where a small group of employees who contribute the most to stockholder value receive equity. As a result, FleetCor’s 3-year average burn rate for equity grants from 2015-2017 has been 2.40% -- far below the industry benchmark of 10.22% for Russell 3000 companies in the Software & Services sector.
II.    Actions Following The 2017 Vote On Named Executive Officer Compensation
Investor Outreach: Following our 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”), the compensation committee and management reached out and spoke with stockholders who collectively held approximately 60% of the Company’s outstanding common stock, to obtain feedback concerning the vote on named executive officer compensation (“Say on Pay”), among other things. Below we outline what we heard, with one take-away being concern over the level of time-based options granted to the CEO.
CEO Grant: Almost all of the CEO’s 2017 equity compensation had already been granted by the time of the 2017 Annual Meeting. As a result, the 2017 CEO compensation in this proxy does not reflect the 2017 Say on Pay voting feedback.
Compensation Consultant: The compensation committee engaged a compensation consultant – Pearl Meyer & Partners, LLC – to assist with a review of the 2017 Say on Pay voting results, CEO pay levels, stockholder outreach considerations, and recommendations for the 2018 executive compensation program design.
New Equity Pool: In 2018, with stockholder approval, the Company amended its equity plan to add additional governance features and increase the share pool. We included a restriction in the 2018 Amended and Restated Equity Compensation Plan against making any grants from the 3,500,000 share increase to Mr. Clarke in 2018 and 2019.
III.    2018 Compensation-Related Developments
CEO Compensation: The compensation committee and Mr. Clarke have agreed that Mr. Clarke’s total compensation for 2018 will not exceed $8 million.

IV.    Perspective of the Compensation Committee
Message from the Compensation Committee: As noted above the compensation committee and management reached out to stockholders who collectively held approximately 60% of the Company’s outstanding common stock to obtain feedback concerning Say on Pay. The compensation committee believes there are no easy answers to compensating management in the manner that delivers the most stockholder value. The committee has focused on trying to deliver a compensation structure that supports best-in-class earnings growth and outstanding shareholder returns over the long run. The committee believes that the Company’s CEO has been the critical catalyst in driving the Company’s outstanding performance. As such, we have consciously designed a system that concentrates the equity grants to our CEO. We took care in examining the overall impact of our CEO’s compensation relative to our overall management compensation, and our aggregate dilution is in line with our peers. Comparing the Company’s low dilution rate of 2.40% to the 10.22% industry benchmark for the Software & Services sector, we have preserved approximately 8% (10.22% less 2.4%) in additional value for stockholders. We believe our approach has been successful as evidenced by the Company’s consistently leading earnings growth and the degree to which the Company’s stock has outperformed all relevant index and peer group averages over the long run. Nevertheless, the compensation committee has heard our stockholders through the Say on Pay vote and our shareholder outreach, and has adjusted the CEO’s compensation in the current year to be in line with shareholder expectations.
2017 Performance Overview
As discussed in our Management Discussion and Analysis contained in our annual report on Form 10-K for 2017, we delivered strong financial results in 2017, including the following:

•	Revenues, net of $2.250 billion, an increase of 23% over 2016.

•	Net income of $740.2 million, an increase of 64% over 2016.

•	Adjusted net income[1] of $799 million, an increase of 21% over 2016.

•	Net income per diluted share of $7.91, an increase of 67% over 2016.

•	Adjusted net income per diluted share[1] of $8.54, an increase of 23% over 2016.

•
Since our IPO in December of 2010, the Company has grown adjusted net income per diluted share (on a pro forma basis in 2010)[1] over the prior year 31%, 38%, 35%, 27%, 22%, 10% and 23% in 2011, 2012, 2013, 2014, 2015, 2016 and 2017, respectively.

•	Exited the fourth quarter of 2017 with over $2.4 billion of run rate revenues, net[1], 18% higher than the same time in 2016.

•
Acquired Cambridge Global Payments in August 2017 for $616 million, a leading business to business international payments provider, a significant success that further expands the Company’s corporate payments footprint, as well as two smaller acquisitions and other investments for approximately $144 million.

•
Grew the Company’s stock price from $27.25 on December 15, 2010 to $192.43 on December 29, 2017, an increase of over 606%, and besting the S&P 500 by over 490% and the Russell 2000 by over 500%. Grew the Company's stock price from $141.52 on December 30, 2016 to $192.43 on December 29, 2017, an increase of 36% in one year.

Our performance has helped drive our Company’s strong total stockholder returns that have benefited our stockholders and outperformed our competitors. We show below the annual revenue, net income and adjusted net income growth since our initial public offering in 2010 and the relative growth during the presented time periods. Performance charts follow.
______________________

[1]
Non-GAAP financial measure. A reconciliation of adjusted net income to our GAAP numbers is provided on page 79 of our Form 10-K for the years ended December 31, 2017, 2016 and 2015, as well as in Appendix A to this proxy statement for the years ended December 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 (2010 on a pro forma basis). The $2.4 billion of revenues, net run rate is calculated as fourth quarter 2017 revenues, net provided on page 120 of our Form 10-K for the year ended December 31, 2017 multiplied by four.

Annual Net Income
($ in Millions)
$800
$600
$400
$200
$0
32% CAGR
$108
$147
$216
$285
$369
$362
$452
$740
2010*
2011
2012
2013
2014
2015
2016
2017

*Note: 2010 is reflected on a pro forma basis (to exclude the impact of a one-time charge related to stock comp expense and to reflect the impact of public company expenses, loss on extinguishment of debt, non-cash compensation expenses associated with our stock plan and an increase in the effective tax rate, effective during 2011).

FLEETCOR has grown profitability measured as net income and adjusted net income at a compounded annual growth rate of 32% and 28%, respectively, since our initial public offering. This financial performance has resulted in significant increase in value to our stockholders and the overall value of the Company since our initial public offering, resulting in significant returns in relation to other companies in our sector, as well as compared to Russell 2000 index, S&P 500 ® Data Processing & Outsourced Services index, S&P 500 ® index and Dow Jones Industrial average.

Market Cap ($ in Billions)
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
$2.5
$2.4
$4.3
$9.7
$13.6
$13.2
$13.0
$17.3
$30.92
$29.87
$53.65
$117.17
$148.71
$142.93
$141.52
$192.43
2010
2011
2012
2013
2014
2015
2016
2017
$210
$185
$160
$135
$110
$85
$60
$35
$10
Share Price
Market Cap
Share Price

Note: Market cap is defined as basic shares of common stock outstanding multiplied by year-end share price.

The following graph assumes $100 invested on December 30, 2012, at the closing price of our common stock on that day ($53.65), and compares (a) the percentage change of our cumulative total stockholder return on the common stock (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Russell 2000 index and (ii) the S&P 500® Data Processing & Outsourced Services index, (iii) the S&P 500® and (iv) the Dow Jones Industrial average.

Period Ending	FLEETCOR Technologies, Inc.	Russell 2000	S&P Data Processing and Outsourced Services	S&P 500	Dow Jones Industrial Average
12/31/2012	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2013	$218.40	$137.00	$151.76	$129.60	$126.50
12/31/2014	$277.19	$141.84	$170.19	$144.36	$136.01
12/31/2015	$266.41	$133.74	$188.13	$143.31	$132.97
12/31/2016	$263.78	$159.78	$199.15	$156.98	$150.81
12/31/2017	$358.68	$180.79	$280.89	$187.47	$188.64
______________________
Pay for Performance
A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.
Our executive compensation programs are materially aligned with short and long-term Company performance. They incentivize and reward our executives for achievement of short-term goals aligned with the fiscal year operating plan (annual cash incentive program) and achievement of long-term goals measured over a multi-year period (long-term equity incentive plan). In support of our long-term goals, we incentivize and reward our executives with performance-based restricted stock to be earned based on (1) multiple financial and performance measures (performance shares) and (2) our annual company-wide performance for achieving adjusted net income per diluted share (EPS shares). We believe the performance shares and EPS shares align the interests of executives with those of our stockholders. Also in support of our long-term goals, we periodically incentivize our executives with time-based stock option awards, typically at the time of their hiring and when initial time based stock option awards are vested.

For our chief executive officer, as well as our other named executive officers, target achievement criteria under our short-term and long-term incentive programs in 2017 are performance-based, except for certain time-based stock option grants. However, we view these stock option grants as being performance-based, because they have no value to the executives unless our stock price increases. In addition, our long-term incentives are 100% stock-based, so that the value of the shares earned fluctuates with stock price during the performance and vesting periods, aligning our executives’ interests with those of our stockholders. Executives are also subject to stock ownership guidelines, and the shares they are required to hold under that program also fluctuate with stock price.
As described above, our operating performance for 2017 continued to be strong, which is reflected in the pay earned by the named executive officers in 2017.

•
In aggregate for fiscal year 2017, the named executive officers earned 93% of target for the annual cash incentive program, excluding the target for our former NEO (which was not achieved as he was not eligible to receive it following his resignation). These payouts were a result of achieving specific profitability, adjusted cash net income earnings per share, and individual goals set in February 2017.

•
In aggregate, executives earned approximately 80% of targets for the long-term equity incentive plan in connection with the performance based restricted share awards utilizing financial measures in 2017, excluding former NEOs. The payouts were a result of achieving specific adjusted net income per diluted share “EPS” and personal performance goals, with certain awards containing additional time based vesting criteria. The value of the restricted awards changes as our stock price changes, thereby continuing to align executive and shareholder interests.

We continue to evaluate our plans each year against various sets of market data to further align our pay practices with performance to ensure that we pay for performance.
The Role of Say-On-Pay Vote and Stockholder Outreach Program
At our 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”), our stockholders were asked to cast non-binding advisory votes to (1) approve our executive compensation for our named executive officers for 2016, and (2) recommend the frequency of future advisory votes on executive compensation. Approximately 37.3% of the votes cast by our stockholders were in support of the compensation of our named executive officers for 2016. In addition, approximately 78.8% of the votes cast by our stockholders were in favor of annual future say on pay votes.

In connection with the sentiment expressed by stockholders at the 2017 Annual Meeting and since that time, at the direction of the compensation committee, members of the compensation committee and management have been reaching out to stockholders to provide them an opportunity to provide feedback regarding our Company’s executive compensation policies in order to inform future executive compensation decisions. As part of this effort, we had meetings and/or discussions on company performance, executive compensation and governance with 19 of our 20 largest stockholders and numerous other stockholders who collectively held over 60% of the Company’s outstanding common stock as of December 31, 2017. We have revisited our discussions with most of these stockholders in the first quarter of 2018, to be sure we obtained the most current feedback in connection with our 2018 compensation plans. While the feedback varied among stockholders, some common themes were an appreciation for the work of the Company’s executives and the returns generated for stockholders, general satisfaction with the compensation of named executive officers other than the CEO, concern on the part of some stockholders about the level of time-based options granted to the CEO, a preference on the part of some stockholders for earnings per share over total stockholder return as a performance criterion, and a preference among some stockholders for metrics tying long term incentive awards to longer term performance criteria. The actions we have taken in response to this feedback are outlined below.

The compensation committee also engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") to assist the committee with a review of the 2017 Say on Pay voting results and CEO pay levels, stockholder outreach considerations, and recommendations for the 2018 executive compensation program design, taking into account the Company’s business strategy, competitive practices, and stockholder engagement feedback. Pearl Meyer was not involved in the design of the 2017 executive compensation program or any award determinations. Considering the feedback from stockholders and advice from Pearl Meyer, the compensation committee has taken the following actions:

•	Recommended, and the Board of Directors approved, that future say on pay votes be held annually;

•
Included a restriction in the 2018 Amended and Restated Equity Compensation Plan against making any grants from the 3,500,000 share increase over the next two years to the Company's Chairman and CEO Ron Clarke;

•	Established a minimum vesting period for any equity grants of one year;

•	Updated the peer groups considered when comparing the Company's performance and compensation practices with peers;

•	The compensation committee and Mr. Clarke have agreed that Mr. Clarke’s total compensation for 2018 will not exceed $8 million.

The compensation committee believes these changes will enhance our executive compensation practices and help align executive compensation with our Company’s business and strategic objectives and maximize long-term stockholder growth. The compensation committee continues to evaluate its approach to executive compensation, specifically for our CEO. The compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. We welcome input from our stockholders on our compensation policies and compensation program at any time.
Our Compensation Philosophy
The compensation committee of our Board of Directors is responsible for establishing and implementing our compensation philosophy. Our compensation committee evaluates and determines the levels and forms of individual compensation for our executive officers. Our compensation committee reviews and approves compensation for our executive officers periodically, generally in the first quarter of each fiscal year, based on each executive officer’s performance and our overall performance during the most recent fiscal year. The committee designs the program with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. In addition, our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers (other than himself).
Our executive compensation program is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward those individuals for the achievement of our financial and strategic goals, to retain those individuals who contribute to the success of our business and to align the interests of those individuals with those of our stockholders. We believe that annual cash incentive compensation should be linked to metrics that create value for our stockholders and the ownership by management of equity interests in our business is an effective mechanism for providing long-term incentives for management to maximize gains for stockholders. A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.
Overview of Elements of Compensation
Our compensation program consists of the following five principal components:

•	Base salary. Base salaries for our named executive officers are reviewed annually.

•
Annual cash incentive compensation. Our named executive officers typically have the opportunity to earn annual cash incentive compensation based on (1) achievement of company-wide financial performance goals for the year and/or (2) achievement of individual or business unit performance goals.

•
Discretionary bonus. At the complete discretion of our compensation committee, with recommendations from our chief executive officer (other than for himself), our named executive officers may be awarded a discretionary bonus. In addition, we may agree to guaranteed one-time bonuses with executive officers at the time of hire.

•
Long-term equity incentive awards. We grant equity awards to our named executive officers as long-term incentives. We endeavor to align a significant portion of our named executive officers’ compensation to our ongoing success and with the returns provided to our stockholders.

•
Benefits and perquisites. We provide various health and welfare benefits to all of our employees. We provide a 401(k) plan to all of our U.S. employees. We also provide minimal perquisites to our named executive officers. Our named executive officers do not participate in any non-qualified deferred compensation plans or defined benefit pension plans.

Role of the Independent Compensation Consultant
The compensation committee engages a compensation consultant as it deems appropriate, and in 2017, following the Company's 2017 annual meeting, the compensation committee retained Pearl Meyer as its compensation consultant. The consultant takes guidance from and reports directly to the compensation committee, with respect to the review of 2017 Say on Pay voting results, equity compensation plan modeling and executive compensation program design for 2018. Pearl Meyer was not involved in the design of the 2017 executive compensation program or any award determinations. At the request of the compensation committee, and to provide context for the compensation committee’s compensation decisions, the consultant performed the following key services for the compensation committee during late 2017 and early 2018:

•	Reviewed the 2017 Say on Pay voting results, CEO pay and stockholder outreach considerations;

•	Provided advice and counsel on developing an equity compensation plan share reserve request; and

•	Developed recommendations for the 2018 executive compensation program design, taking into consideration FLEETCOR's business strategy, competitive practice and stockholder engagement feedback.
As part of its assessment of the Company's executive compensation, Pearl Meyer conducted a market review and analysis for the named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries.
For purposes of the Company's design of 2017 executive compensation programs and award determinations, the compensation committee utilized its prior compensation consultant results from Mercer LLC ("Mercer"), which was retained in 2013 and 2014. Mercer, at the request of the compensation committee and to provide context for the compensation committee's compensation decisions, performed the following key services for the compensation committee during 2014:

•
Assessed the competitiveness of the Company’s executive compensation programs and long-term incentive design in relation to identified performance-based and industry-based peer groups and proposed a go-forward plan for key executives, including executive officers;

•
With input from the Company, constructed two peer groups for the compensation committee’s review: A performance-based group that consists of organizations with similar financial performance characteristics to the Company and an industry-based group that consists of organizations with similar businesses to that of the Company;

•
Conducted a market review and analysis for the named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Provided advice on undertaking an investor outreach program to engage with stockholders in light of the outcome of our say-on-pay vote; and

•	Attended compensation committee meetings at the request of the committee.
Compensation Consultant Conflict of Interest and Independence Assessment
In light of SEC and NYSE rules, we requested and received information from Pearl Meyer in 2017 and from Mercer in 2013 and 2014, addressing independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the compensation committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the compensation committee concluded that the work of Pearl Meyer and Mercer did not raise any conflict of interest and that Pearl Meyer and Mercer are each independent.
Peer Groups
We considered the compensation levels, programs, and practices of peer companies to assist us in setting our executive compensation by taking into account market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation committee periodically reviews and updates the list of companies comprising the peer groups to provide an appropriate marketplace focus.
The compensation committee engaged Pearl Meyer in 2017 to update and construct two peer groups, with input from the Company and the compensation committee and approved by the compensation committee, that will be used during 2018 and going forward for the establishment of certain 2018 compensation and subsequent years’ compensation: (1) a broader market, high performing group that consists of comparably-sized organizations with similar financial performance characteristics to the Company; and (2) an industry-based group that consists of organizations of similar size with similar businesses to that of the Company. These peer groups are referred to as the 2018 Performance Peer Group and the 2018 Industry Peer Group.
The peer groups used by the compensation committee during 2017 for the establishment of 2017 compensation were developed in conjunction with a compensation consultant in 2014, based on input from management and approved by the compensation committee.These peer groups are referred to as the 2017 Performance Peer Group and the 2017 Industry Peer Group.
We believe that we compete for talent with companies in each of these peer groups. We believe that identification of peer groups both in our industry and with comparable performance and market capitalization is useful in analyzing our executive compensation program and pay practices. While we are comparable to other companies in our industry in terms of product offerings, we are near the top of our industry and our sector in terms of growth and profitability during the past year, which can make it more challenging for the compensation committee and our stockholders to evaluate our compensation program as compared to our industry. Thus, we believe it also is useful to compare ourselves to companies with similar three year performance results, in addition to companies in our industry.

Our broader market, high performing peer group was identified in terms of one-year and three-year business performance based on the following metrics: revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margins, EPS growth, return on average invested capital and total shareholder return and included companies with market capitalizations ranging from $4.5—$42 billion, with a median market capitalization of approximately $13 billion. Industry was not a criterion for this peer group. Our identified broader market, high performing peer group and their financial performance are as follows:

2018 Performance Peer Group:

(in millions, except percentages)	Sales	Market Cap	EBITDA	EBITDA Margin
Alexion Pharmaceuticals, Inc.	$3,532	$24,795	$2,026	57%
Align Technology, Inc.	$1,473	$19,948	$391	27%
Analog Devices, Inc.	$5,108	$33,741	$2,263	44%
Coherent, Inc.	$1,723	$4,511	$519	30%
Equinix, Inc.	$4,368	$32,641	$2,052	47%
Intercontinental Exchange, Inc.	$6,010	$42,057	$2,923	49%
IPG Photonics Corp.	$1,409	$12,119	$616	44%
Martin Marietta Materials, Inc.	$3,966	$12,836	$1,004	25%
Microchip Technology Inc.	$3,408	$21,133	$1,276	37%
Microsemi Corp.	$1,812	$7,673	$627	35%
MKS Instruments, Inc.	$1,916	$6,119	$553	29%
Skyworks Solutions, Inc.	$3,651	$18,179	$1,599	44%
SS&C Technologies Holdings, Inc.	$1,675	$10,121	$696	42%
Vail Resorts, Inc.	$1,907	$9,120	$593	31%
Zayo Group Holdings, Inc.	$2,200	$8,995	$1,117	51%

Median	$2,200	$12,836	$1,004	42%

FLEETCOR Technologies Inc.	$2,250	$17,891	$1,248	55%
___________________
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Market cap is as of December 31, 2017.

2017 Performance Peer Group:

(in millions, except percentages)	Sales	Market Cap	EBITDA	EBITDA Margin
Affiliated Managers Group Inc	$2,365	$9,990	$1,116	47%
Colfax Corp	$3,300	$3,861	$432	13%
Equinix Inc	$4,368	$32,641	$2,052	47%
Hollyfrontier Corp	$14,243	$9,011	$1,195	8%
Ocwen Financial Corp	$1,205	$571	NM	NM
Polaris Industries Inc	$5,428	$7,257	$670	12%
PVH Corp	$8,915	$11,965	$1,191	13%
Ulta Salon Cosmetics and Fragrances	$5,885	$12,505	$1,050	18%
Under Armour Inc	$4,977	$6,747	$328	7%
United Rentals Inc	$6,641	$14,617	$3,164	48%

Median	$5,203	$9,501	$1,116	13%

FLEETCOR Technologies Inc.	$2,250	$17,891	$1,248	55%
___________________
NM = Not Meaningful as negative
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Also, certain companies in the 2017 performance peer group were removed in 2017 as they were acquired by or merged with other entities and cease to exist as standalone entities. Market cap is as of December 31, 2017.

Our industry based peer group was identified by considering publicly traded companies in the data processing/payments/business services sectors. At the time the peer group was constructed, the median market capitalization also was approximately $13 billion. Relative to our industry peer group, FLEETCOR is above the 75th percentile in market cap, EBITDA margin, and 3-year growth in revenue and EBITDA.

2018 Industry Peer Group:

(in millions, except percentages)	Sales	Market Cap	EBITDA	EBITDA Margin
Alliance Data Systems Corp.	$7,719	$11,506	$1,937	25%
Blackhawk Network Holdings, Inc.	$2,232	$2,542	$225	10%
Broadridge Financial Solutions, Inc.	$4,224	$12,666	$708	17%
Euronet Worldwide, Inc.	$2,252	$3,706	$415	18%
First Data Corp.	$12,052	$7,676	$3,072	25%
Fiserv, Inc.	$5,696	$29,392	$2,053	36%
Global Payments Inc.	$3,975	$17,614	$1,165	29%
Intuit Inc.	$5,177	$44,320	$1,949	38%
Jack Henry & Associates, Inc.	$1,431	$9,291	$504	35%
Paychex, Inc.	$3,151	$22,207	$1,367	43%
Total System Services, Inc.	$4,928	$15,572	$1,198	24%
Vantiv, Inc.	$4,026	$24,378	$1,018	25%
Wex Inc.	$1,251	$6,805	$513	41%

Median	$4,026	$12,666	$1,165	25%

FLEETCOR Technologies Inc.	$2,250	$17,891	$1,248	55%
____________________
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Market cap is as of December 31, 2017.

2017 Industry Peer Group:

(in millions, except percentages)	Sales	Market Cap	EBITDA	EBITDA Margin
Alliance Data Systems Corp	$7,719	$11,506	$1,937	25%
Fidelity National Information Services	$9,123	$31,793	$3,068	34%
Fiserv Inc	$5,696	$29,392	$2,053	36%
Global Payments Inc	$3,975	$17,614	$1,165	29%
Intuit Inc	$1,431	$9,291	$504	35%
Jack Henry & Associates, Inc.	$5,177	$44,320	$1,949	38%
Total System Services Inc	$4,928	$15,572	$1,198	24%
Vantiv Inc	$4,026	$24,378	$1,018	25%
Verifone Systems Inc	$1,871	$1,729	$266	14%
Western Union Co	$5,521	$8,793	$1,363	25%
Wex Inc	$1,251	$6,805	$513	41%

Median	$4,928	$15,572	$1,198	29%

FLEETCOR Technologies Inc.	$2,250	$17,891	$1,248	55%
____________________
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Market cap is as of December 31, 2017.
As discussed previously, on the basis of stockholder returns, FLEETCOR’s performance has also been outstanding in relation to our identified peer groups and the industry, out-pacing the growth of the Russell 2000 index by 178% and the S&P 500® Data Processing & Outsourced Services index by 78%, as well as our performance based and industry based peer groups by 81% and 133%, respectively, in the five year period ending December 31, 2017. The following graph assumes $100 invested on December 30, 2012, at the closing price of our common stock on that day ($53.65), and compares (a) the percentage change of our cumulative total stockholder return on the common stock (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Russell 2000 index and (ii) the S&P 500® Data Processing & Outsourced Services index, (iii) our performance peer group and (iv) our industry peer group.

Period Ending	FLEETCOR Technologies, Inc.	Russell 2000	S&P Data Processing and Outsourced Services	2018 Performance Peer Group Average	2018 Industry Peer Group Average	2017 Performance Peer Group Average	2017 Industry Peer Group Average
12/31/2012	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2013	$218.40	$137.00	$151.76	$121.97	$149.42	$128.73	$150.28
12/31/2014	$277.19	$141.84	$170.19	$136.16	$165.73	$134.37	$166.32
12/31/2015	$266.41	$133.74	$188.13	$161.77	$173.61	$122.47	$177.37
12/31/2016	$263.78	$159.78	$199.15	$198.12	$180.63	$140.74	$184.90
12/31/2017	$358.68	$180.79	$280.89	$277.15	$225.88	$175.91	$232.48
Consideration of Peer Groups and Compensation Levels
The compensation committee reviews and discusses external market information and advice from independent consultants. However, this is just one of many factors considered by the compensation committee when making pay determinations, and the committee reserves the right to make decisions that differ from the market data and advice provided by independent consultants.

For purposes of NEO pay determinations during 2017, the compensation committee considered market data previously provided by Mercer LLC, its former compensation consultant. In November 2017, the compensation committee retained Pearl Meyer to assist in the review of the 2017 Say on Pay vote and development of an executive compensation program for 2018. Pearl Meyer was not involved in the design of the 2017 executive compensation program or any award determinations.

In early 2018, Pearl Meyer collected and analyzed comprehensive market data for the compensation committee’s use, based on a review of executive officer pay levels for each company within the performance-based and industry-based peer groups. Pearl Meyer also compared our performance results against industry peers to provide an external perspective on pay competitiveness and performance alignment, focusing on target pay opportunity relative to peer groups, actual realizable pay relative to peer groups, Company financial results relative to peer groups, and Company total shareholder return relative to peer groups. Separate comparisons were made against each comparator group, with peer group market values reported at 25th, 50th, and 75th percentile levels. The compensation committee reviewed the data for each of the named executive officers for purposes of setting each of the elements of compensation going forward, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning. The compensation committee does not target any particular quartile or percentage in making compensation decisions. The compensation committee seeks to establish competitive pay opportunities to facilitate the attraction and retention of highly capable and experienced senior executives. A significant portion of pay opportunities for our executives are tied to performance and/or stock price appreciation, to promote alignment with shareholder interests. As a result, actual pay levels for our executives may be higher or lower than target compensation levels.

The compensation consultant’s studies observed, among other things:

1.	FleetCor uses a "high risk / high reward" compensation strategy that emphasizes large performance-based equity grants to align executive interests with those of the Company's shareholders.

2.	FleetCor’s 3 year average share usage / burn rate from 2015-2017 has been 2.40%, well within industry benchmarks of 10.22% for Russell 3000 companies in the Software & Services sector.

3.
Target total annual cash compensation (sum of base salary plus target short-term incentives) for the Company’s executive officers is below 50th percentile market values for peer group named executive officers, while long-term incentive grant date values, which typically are “at risk” and tied to performance and/or stock price appreciation, are well above the 75th percentile, particularly for the CEO.

4.
On a 3-year basis, FleetCor’s overall business performance, as measured by revenue growth, EBITDA growth, EBITDA margin, EPS growth, return on average invested capital, and total shareholder return (each equally weighted), was at the 75th percentile vs. industry peers and between the 50th and 75th percentiles vs. the high-performing peer group.

5.
On a 3-year annualized basis, total NEO compensation other than for the CEO was slightly above the 75th percentile vs. industry peers and between 50th and 75th percentile values for high-performing peers, while total compensation for the CEO was well above the 75th percentile.

As previously noted, our executive compensation program places primary emphasis on performance-based equity grants that require meaningful contributions by the employee to Company results and/or stock price appreciation from the date of grant. We believe this mix of compensation has contributed to our significant growth and value creation since the initial public offering, and will continue to align NEO pay with performance and shareholder interests going forward.

Based on the Pearl Meyer analysis and shareholder feedback following last year’s Say on Pay vote, and the other factors set forth below, the compensation committee and Mr. Clarke agreed that Mr. Clarke’s total compensation for 2018 will not exceed $8 million.
Determining Compensation for the Named Executive Officers
The compensation committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our named executive officers. The compensation committee considers the recommendations of the compensation consultant. In addition, compensation for our executive officers continues to be individualized, impacted by arm’s-length negotiations at the time of employment, and thereafter based on a variety of factors, including:

•	our compensation committee’s evaluation of the competitive market based on its general market experience;

•	the roles and responsibilities of our executives, including the role’s impact to creating value for our stockholders;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the individual performance of our executives during the year and the historic performance levels of our executives;

•	our overall financial performance;

•	our financial condition and available resources; and

•	our need for a particular position to be filled.
Our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers who report directly to him, the Company’s performance relative to goals approved by the compensation committee, individual performance versus personal objectives and other individual contributions to the Company’s performance. Our chief executive officer annually evaluates the executive officers’ performance with the compensation committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers, other than himself. When discussing performance evaluations and setting compensation levels for our executive officers, the compensation committee works closely with our chief executive officer; however, the compensation committee has the discretion to reject or modify the recommendations of our chief executive officer. Our chief executive officer does not participate as a director in determining or recommending the amount of his own compensation.

Compensation mix and how each element fits into our overall compensation objectives
The compensation committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation committee does not have any formal policy for allocating compensation between short-term and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

•
Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our executives' interests with those of our stockholders. We achieve this through a combination of cash and equity awards.

•	Base salary and benefits are designed to provide a secure level of cash compensation.

•
Annual cash incentive awards are designed to reward short-term results tied to our annual operating plan and individual objectives, and are only earned if we meet performance goals established by the compensation committee.

•
Discretionary bonuses are designed to reward for performance above and beyond our operating plan or to recognize significant additional contributions above and beyond pre-established goals and objectives. These bonuses are awarded at the discretion of the compensation committee.

Equity awards are provided to motivate long-term performance and align our executives’ interests with those of our stockholders. Equity awards have historically been provided in the form of periodic grants of stock options and performance-based restricted stock. Stock options have value for our executives only if our stock price increases. Performance-based restricted stock may be tied to corporate metrics (such as earnings per share) and/or individual performance goals, which only has value to our executives only if the executive meets the executive’s individual performance goals established by the compensation committee.
While we have typically provided cash compensation (base salary) and a cash incentive opportunity to each executive in each year, we have not historically provided equity compensation to each executive on an annual basis. We make equity grants designed to encourage specific performance goals or to reward an executive for extraordinary performance in a particular year and to encourage continued extraordinary performance. In determining the size of an equity award the compensation committee considers relative job responsibility, the value of existing unvested awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring or refresh, peer group pay practices and availability of shares in our pool.
The compensation committee applies the same compensation policies to all of our executive officers with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance and long-term shareholder value creation. The ultimate compensation levels earned by the named executive officers reflect the application of these policies to the varying roles and responsibilities of the executives. Generally, the greater the responsibility of the executive and the greater the potential impact of the executive on revenue and net income growth, the higher the potential compensation that can be earned by the executive. In addition, the compensation committee is aware of the competitive market for executive compensation based upon market data provided by compensation consultants, which reflects a meaningful variation between the chief executive officer and other executive positions for each element of compensation.
Our chief executive officer has the greatest responsibility in managing and driving the performance of our Company. He joined our company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 75 acquisitions of businesses and commercial account portfolios, growing our revenue from $33.0 million in 2000 to over $2.2 billion in 2017. As a result of our compensation committee’s assessment of our chief executive officer’s role and responsibilities within our Company, his nearly 18 years of service to our Company and the competitive market for chief executive officer compensation, there is a significant compensation differential between his compensation levels and those of our other named executive officers.
Components of Compensation
Historically, we have not applied specific formulas to set compensation; however we have sought to benchmark our compensation programs against similarly situated companies. In 2017, the compensation committee engaged a compensation consultant to benchmark the Company’s payment practices against other companies in our performance-based and industry-based peer groups, as well as the general industry as a whole, and to assist in the design of the 2018 executive compensation program. However, 2017 pay decisions were guided in part by analysis conducted by Mercer, the committee's former compensation consultant, in 2013 and 2014.
Base salary
Initial base salaries for our executive officers are typically negotiated at arm’s-length at the time of hiring. Base salaries are reviewed annually and adjusted from time to time, taking into account individual responsibilities, individual performance for the year, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market, based on its general market experience. No particular weight is assigned to each factor.

Annual Salaries
Executive	2016 Salary	2017 Salary	Increase
Ronald F. Clarke	$1,000,000	$1,000,000	—
Eric R. Dey(1)	$375,000	$500,000	33%
Andrew R. Blazye(2)	$337,257	$343,453	7%(2)
John S. Coughlin(3)	$400,000	$420,000	5%
Alexey P. Gavrilenya(4)	$162,697	$257,702	66%(4)
Todd W. House(5)	$400,000	$420,000	5%
 ___________

(1)
Mr. Dey received a salary increase from $375,000 in 2016 to $395,000 in January 2017 and another salary increase in June 2017 to $500,000 in order to align his salary to be more in-line with peer group CFOs, resulting in an aggregate increase of 33% in his base salary compared to 2016.

(2)
As Mr. Blazye is based in the United Kingdom, his compensation is denominated in British Pounds. All amounts for Mr. Blazye for 2016 and 2017 have been converted into U.S. dollars at an average exchange rate of $1 to £0.7376 and $1 to £0.7761 during 2016 and 2017, respectively. Mr. Blazye received an increase in his base salary from £248,750 in 2016 to £266,550 in 2017, resulting in a 7% increase in his base salary. Remaining fluctuations in Mr. Blazye's salary are a result of changes in foreign exchange rates.

(3)	Mr. Coughlin received a salary increase from $400,000 in 2016 to $420,000 in 2017, resulting in a 5% increase in his base salary.

(4)
Mr. Gavrilenya became a named executive officer in 2017. As Mr. Gavrilenya is based in the United Kingdom his compensation is denominated in British Pounds. All amounts for Mr. Gavrilenya for 2016 and 2017 have been converted into U.S. dollars at an average exchange rate of $1 to £0.7376 and $1 to £0.7761 during 2016 and 2017, respectively. Mr. Gavrilenya received an increase in his base salary from £120,000 in 2016 to £200,000 in 2017 due to his increased job responsibilities, resulting in a 66% increase in his base salary. Remaining fluctuations in Mr. Gavrilenya's salary are a result of changes in foreign exchange rates.

(5)	Mr. House received a salary increase from $400,000 in 2016 to $420,000 in 2017, an increase of 5%. As of July 1, 2017, Mr. House is no longer an executive officer of the Company.
Annual cash incentive compensation
The primary objectives of our annual cash incentive compensation program are to provide an incentive for superior work, to motivate our employees toward even higher achievement and business results, to tie our employees’ goals to Company performance and to enable us to attract and retain highly qualified individuals. The annual cash incentive program is intended to compensate our executive officers for achieving company-wide or individual or business unit performance goals that are important to our success during the fiscal year. Certain goals, which tie directly to our operating budget, we believe, are attainable with good performance. Other goals, which we refer to as “stretch targets”, are considered far more difficult to achieve and in general require extraordinary performance to attain.
Our compensation committee approves all targets and payouts, in consultation with our chief executive officer. Executives are eligible for payments only if they are employed by us both on the last day of the applicable fiscal year and on the actual payment date of the incentive award, except as stipulated by employment agreements.
In January 2017, the compensation committee approved our 2017 annual cash incentive program for our executive officers employed at that time. The annual cash incentive program was intended to compensate our executives for the achievement of both our annual financial goals and individual or business unit performance objectives, as outlined below, and was structured to result in significant compensation payouts only if performance goals were achieved. If performance goals are not achieved, the named executive officer may receive no payment under the program.
Our compensation committee set the target payout levels, generally as a percentage of base salary, for the executive officers based on recommendations from the chief executive officer (except with respect to his own level). The compensation committee determined these target payout levels based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact on revenue and net income growth.

•	Mr. Clarke’s target payout level was set at 100% of his base salary and he had the opportunity to earn an additional 83% of the bonus target based on stretch goals.

•	Mr. Dey’s target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 100% of the bonus target based on stretch goals.

•	Mr. Blazye's target payout level was set at 50% of his base salary.

•	Mr. Coughlin's target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 50% of the bonus target based on stretch goals.

•	Mr. Gavrilenya's target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 38% of the bonus target based on stretch goals.

•
Mr. House's target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 55% of the bonus target based on stretch goals. Mr. House was no longer an executive officer of the Company as of July 1, 2017 and was no longer eligible to receive a bonus.

2017 Performance goals and results. Our compensation committee structured the 2017 annual cash incentive program to include a combination of company-wide, business unit and individual performance goals, as appropriate, for the named executive officers. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the executive and their performance in attaining those objectives.
Our named executive officers prepare recommendations regarding their individual or business unit performance goals, which are reviewed by our chief executive officer and approved by the compensation committee. Certain goals could be paid out in amounts up to 200% of the individual target amounts for performance exceeding objectives. Other goals could be paid out in amounts as low as 50% of the individual target amounts if actual performance achieved minimum thresholds.
Certain goals are based on achieving an earnings per share target based on adjusted net income. Adjusted net income is GAAP net income as as reflected in our statement of income, adjusted to eliminate (a) non-cash stock-based compensation expense related to share-based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables and our proportionate share of amortization of intangible assets at our equity method investment, (c) a non-recurring net gain at equity method investment, (d) impairment of equity method investment, (e) net gain on disposition of business, (f) loss on extinguishment of debt, and (g) other non-recurring items, including the impact of the Tax Cuts and Jobs Act adjustments. The reconciliation of adjusted net income per diluted share to our GAAP numbers is provided on page 79 of our Form 10-K for the fiscal year ended December 31, 2017 and in Appendix A to the proxy statement.
Mr. Clarke’s award was determined as follows:

(i)
50% of his target award, or $500,000, could be earned if we achieved a 2017 adjusted net income per diluted share “EPS” of a specified target based on a constant macro-economic environment with 2016, with the ability to receive 50%, 150% and 200% of the potential payout with results within a specified range above or below this target. The Company achieved adjusted net income per diluted share “EPS” of $8.54 for the year ended December 31, 2017. Mr. Clarke attained 100%, or $500,000 of this award.

(ii)
30% of his target award, or $300,000, could be earned if we successfully executed on acquisitions or divestment of prescribed businesses, with half, or $150,000, attributable to growth targets through acquisitions, and with the ability to receive 200% of potential payout for exceeding this target. The other half, or $150,000, was attributable to divestment of prescribed businesses, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below this target. Mr. Clarke attained 100% of this award with the acquisition of the Cambridge business in 2017 and exiting the telematics business via divestiture of the NexTraq business and restructuring the Masternaut investment agreement that resulted in the loss of significant influence in 2017.

(iii)
20% of his target award, or $200,000, could be earned if we achieved specified revenue and sales growth targets through contractual relationships, launch of new products, new partner deals or acquisitions with the ability to receive 150% of potential payout for exceeding the target. Mr. Clarke attained 150% of his award, or $300,000, with the implementation of the Speedway partner relationship in the U.S., the successful acquisition of a lodging business in the U.S. and a Russian fuel card business in 2017 and net sales starts growth of 18%, exceeding the target performance.

Mr. Dey’s award was determined as follows:

(i)
30% of his target award, or $59,250, could be earned if we achieved certain revenue targets as prescribed, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below this target. Mr. Dey attained 50%, or $29,625, of this award.

(ii)
30% of his target award, or $59,250, could be earned if we achieved the management of expenses at or below budget, at budgeted foreign exchange rates (excluding stock compensation expense) for 2017, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below this target. Mr. Dey attained 50% of his award, or $29,625.

(iii)	30% of his target award, or $59,250, could be earned for the successful recruitment of new investors, at prescribed levels in 2017. Mr. Dey attained 100% of the award, or $59,250.

(iv)	10% of his target award, or $19,750, could be earned for the successful recruitment of two new key positions, in human resources and investor relations. Mr. Dey attained 100% of the award, or $19,750.
Mr. Blazye's award was determined as follows:

(i)	30% of his target award, or £39,983, could be earned if we achieved certain growth targets through contractual relationships. Mr. Blazye attained 100% of his award, or £39,983.

(ii)
25% of his target award, or £33,319, could be earned if we successfully achieved growth targets through acquisitions or new partner deals in businesses he directly manages. Mr. Blazye did not attain this award.

(iii)
45% of his target award, or £59,974, could be earned for the achievement of certain specified growth and operational initiatives through a specified investment he manages. Mr. Blazye did not attain this award.

Mr. Coughlin’s award was determined as follows:

(i)
100% of his target award, or $210,000, could be earned if we achieved growth targets through acquisitions and investments, with the ability to receive 50%, 100% and 150% of potential payout with achievement of the target within a specified range above or below this target. Mr. Coughlin attained 100% of this award, or $210,000, with the acquisitions of Cambridge and several smaller businesses and investments in 2017.

Mr. Gavrilenya's award was determined as follows:

(i)
45% of his target award, or £45,000, could be earned if we achieved certain revenue growth targets in businesses he directly manages, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below his target. Mr. Gavrilenya attained 100% of his award, or £45,000.

(ii)
30% of his target award, or £30,000, could be earned if we achieved certain sales growth targets in businesses he directly manages, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below his target. Mr. Gavrilenya attained 100% of his award, or £30,000.

(iii)
25% of his target award, or £25,000, could be earned if we successfully launched a new product and achieved certain sales targets in 2017 related to this new product. Mr. Gavrilenya did not attain this award.

Mr. House's award objectives were as follows. Mr. House did not attain this award because he was no longer an executive officer of the Company as of July 1, 2017 and was no longer eligible to receive a bonus.

(i)
30% of his target award, or $63,000, could be earned if we achieved prescribed revenue growth targets in businesses he directly manages, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below his target.

(ii)
25% of his target award, or $52,500, could be earned if we achieved prescribed sales growth targets in businesses he directly manages, with the ability to receive 50%, 100% and 150% of the potential payout with results within a specified range above or below his target.

(iii)
30% of his target award, or $63,000, could be earned if we achieved growth targets in specific initiatives in businesses he directly manages, with the ability to received up to 10% of his salary for each initiative achieved.

(iv)
15% of his target award, or $31,500, could be earned if we successfully divested of the NexTraq business, with the ability to receive 100% and 150% of the potential payout dependent on final sales price for NexTraq business.

The annual incentive award amounts earned by each named executive officer under our cash incentive program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2017.
2017 Discretionary bonuses. The compensation committee awarded an additional discretionary bonus of $77,277 or £59,974 to Mr. Blazye for 2017 for strong performance outside of predetermined performance targets.
The discretionary bonus amounts for 2017 are included in the Bonus column in the Summary Compensation Table.
2018 Annual cash incentive program. The compensation committee has approved a 2018 annual cash incentive program that is materially consistent with our 2017 program. Each executive officer will have the opportunity to earn a target award based on Company-wide targets and/or individual targets. In February 2018, the compensation committee approved the 2018 annual cash incentive program based upon the recommendations of our chief executive officer.

Long-term equity incentive awards
The goal of our long-term, equity-based incentive awards is to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. Most of our equity awards require achievement of performance goals for the awards to vest. For other awards, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers through the vesting period of the awards. We believe that stock options are an effective tool for meeting our compensation goals because executives are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, we believe that performance-based restricted stock and stock awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases.
The compensation committee has established an annual program to award performance-based restricted stock to executive officers based on Company-wide performance (e.g. EPS), which was renewed for 2018.
We typically use equity awards to compensate our executives in the form of (1) initial grants in connection with the commencement of employment and additional periodic “refresher” grants when an executive has vested in his or her existing grants and (2) grants designed to encourage specific performance goals. To date there has been no set program for the award of refresher grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance and/or the assumption of additional responsibilities, for retention purposes or for other circumstances. Our compensation committee has established a pool of shares available for equity awards under shareholder approved equity compensation plans. All awards are subject to applicable plan limits and the availability of shares from this pool.
In determining the size of the long-term equity incentives to be awarded to our executives, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring and availability of shares in our pool. Our chief executive officer makes equity award grant recommendations for each executive, including our named executive officers (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.
Prior to our initial public offering, we granted options and performance-based restricted stock to our employees, including executive officers, under the FLEETCOR Technologies, Inc. Amended and Restated Stock Incentive Plan, which we refer to as our “2002 Plan.” Since our initial public offering and through 2017, we have granted time-based stock options, performance-based stock options, time-based restricted stock, market-based restricted stock and performance-based restricted stock to our employees, including our executive officers, under the FLEETCOR Technologies, Inc. 2010 Equity Compensation Plan, which we refer to as our “2010 Plan.”
The compensation committee may, at any time and from time to time, amend, modify or terminate any outstanding award. Award modifications may be made in order to realign the performance objectives of the award with the current goals of the company and role of the participant in the Company. Award modifications are revalued at the date of modification in accordance with applicable accounting guidance.
2017 Equity awards. During 2017, we granted the following equity awards to our named executive officers (excluding award modifications):

Name	Performance-based restricted stock	Time-based stock options
Ronald F. Clarke	50,000	850,000
Eric R. Dey	14,178	118,000
Andrew R. Blazye	6,170	118,000
John S. Coughlin	1,170	118,000
Alexey P. Gavrilenya	1,170	118,000
Todd W. House	1,170	118,000

Performance-based restricted stock grants. Certain of our performance-based restricted stock grants contain individual or business unit performance conditions. Such shares typically do not vest until these performance conditions have been satisfied. For 2017, approximately 80% of stretch targets related to performance-based restricted stock grants were attained by executives, excluding former NEOs. The earning of these performance based restricted stock awards is indicative of the performance of the Company during the same period.

We also provide performance-based restricted stock grants based on Company-wide performance conditions. The compensation committee approved an annual program for granting of performance-based restricted stock grants based on the Company achieving adjusted earnings per share “EPS” targets. This program awarded each executive officer annual grants tied to Company-wide goals and helps align their interests and compensation with those of our stockholders. We refer to these awards as EPS grants. The Company has historically attained its performance goals and thus these EPS grants have historically vested at 100%. The EPS grants award program was reviewed in 2017 and approved by the compensation committee for continuance in 2018.
Performance-based stock option grants. We also may provide performance-based stock option grants based on Company-wide performance conditions. These awards are typically designed as stretch target awards at the time of grant. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price) and typically vests over a period of three years and are attainable only with continued employment through the vesting period, as well as successful achievement of the related performance criteria.
Time-based stock option grants. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price). Stock option awards to our named executive officers typically vest ratably over a period of two to four years and are attainable only with continued employment through the vesting period. We believe our vesting schedules generally encourage long-term employment with the Company while allowing our executives to realize compensation only when they create value for our stockholders.
Change to neutral macro-economic environment methodology. In 2016, the compensation committee conducted an assessment of the impact of the macro-economic environment on the evaluation of executive performance and equity goal achievement. After several years of relatively steady diesel prices and foreign exchange rates, recent volatility in macro-economic factors made it difficult to measure executive performance in 2015 and 2016 in a manner consistent with the Company’s historic practices. As shown in the graphs below, diesel fuel prices remained relatively steady in 2012 through 2014 but took a sharp turn downward in 2015 and 2016. Similarly, exchange rates were relatively steady in 2012 through 2014 but also took an unfavorable turn in 2015 and 2016. As a result, the compensation committee shifted its methodology in 2016 to evaluate equity target achievement based on a steady macro-economic environment - i.e., holding fuel prices and foreign exchange rates steady to be consistent with 2014. This methodology continued to result in a modification to some awards in accordance with accounting guidance in ASC 718 in 2017.

U.S. Diesel Retail Prices (source: U.S. Energy Information Administration)	Euro v. USD Exchange Rates (source: Forex)

2017 Equity Awards—Chief Executive Officer
The compensation committee independently considered Mr. Clarke’s long-term equity incentive compensation in 2017. The compensation committee considered the history of grants to Mr. Clarke, the rationale for the grants and the relative vesting/performance criteria established for those grants, the historical performance of the Company, as well as anticipated future performance of the Company when determining appropriate grants in 2017.
Performance-based restricted stock grant: During 2017, the compensation committee approved a grant to Mr. Clarke of 50,000 shares of performance-based restricted stock, which required the Company to achieve 2017 net income per diluted share “EPS” of a specified target based on a constant macro-economic environment to include interest rates, tax rates, fuel price, fuel spreads and foreign exchange rates. The performance conditions for this grant were satisfied as the Company achieved adjusted net income per diluted share of $8.54 in 2017.
Additionally, as noted above, the compensation committee conducted an assessment in 2016 of the volatility of the macro-economic environment and the impact on the ability to evaluate executive performance and equity target achievement consistent with the Company’s past practices, and implemented a neutral macro-economic methodology. This change to a neutral macro-economic methodology was applied uniformly to employee stretch targets for all employees with stretch target equity goals, and resulted in the modification of and recognition of some awards in accordance with accounting guidance in ASC 718, including a 2014 grant to Mr. Clarke of 50,000 performance-based restricted shares for which the performance conditions were satisfied during 2017.
Time-based stock option grant: During January 2017, the compensation committee approved a grant to Mr. Clarke of 850,000 time-based stock options, which will vest at 50% on each of December 31, 2018 and 2019.
2017 Equity Awards—Other Named Executive Officers
Performance-based restricted stock grant: The compensation committee granted Messrs. Dey, Blazye, Coughlin, Gavrilenya and House 1,170 shares of performance-based restricted stock in January 2017, which required the Company to achieve 2017 adjusted net income per diluted share of a specified target, based on a constant macro-economic environment to include interest rates, tax rates, fuel price, fuel spreads and foreign exchange rates. The performance conditions for this grant was satisfied as the Company achieved adjusted net income per diluted share of $8.54 in 2017.
Time-based stock option grants: As certain of our executives had limited remaining unvested awards with a strike price in excess of the Company's stock price during the first half of 2017, the compensation committee considered the need for new long-term grants in order to ensure the continued long-term engagement and employment of these executives.
During January 2017, the compensation committee approved grants to Messrs. Dey, Blazye, Coughlin, Gavrilenya and House of 88,000 time-based stock options, which will vest 50% in December 2019 and 2020. Additionally, during May 2017, the compensation committee approved grants to Messrs. Dey, Blazye, Coughlin, Gavrilenya and House of 30,000 time-based stock options, which will vest 50% in May 2018 and 2019, to continue to incentivize the performance and retention of the executives.
Mr. Dey-Additional Grants
Performance-based restricted stock grant: The compensation committee granted Mr. Dey an additional 13,008 shares of performance-based restricted stock in 2017, which required the Company to achieve 2017 adjusted net income per diluted share of a specified target. The performance conditions for this grant was satisfied as the Company achieved adjusted net income per diluted share of $8.54 in 2017.
Mr. Blazye-Additional Grants
Performance-based restricted stock grant: During 2017, the compensation committee modified the performance criteria related to Mr. Blazye's performance-based restricted stock originally granted in 2012. The target criteria for 8,334 shares relates to completing acquisitions or entering into new contractual relationships in 2016 above specified levels of financial impact. This award was modified to better align the criteria with the priorities of the Company in 2017. The performance criteria were partially met with the acquisition of TravelCard, however missed the target investment level. As a result of partial performance achievement, the compensation committee modified 3,334 shares within the larger award consistent with the achievement by Mr. Blazye, resulting in immediate vesting of these 3,334 shares and forfeiture of the remaining 5,000 shares in the award.
During 2017, the compensation committee also granted Mr. Blazye an additional 5,000 shares of performance-based restricted stock, which requires Mr. Blazye to lead and complete acquisitions or enter into new contractual relationships in 2017 above specified levels of financial impact. Mr. Blazye did not achieve these criteria and the share award was forfeited. This target was determined to be at such a high level of difficulty that achievement was considered unlikely at the date of grant.

Mr. Coughlin-Additional Grants
Performance-based restricted stock grant: As noted above, the compensation committee conducted an assessment in 2016 of the volatility of the macro-economic environment and the impact on the ability to evaluate executive performance and equity target achievement consistent with the Company’s past practices, and implemented a neutral macro-economic methodology. This change to a neutral macro-economic methodology was applied uniformly to employee stretch targets for all employees with stretch target equity goals, and resulted in the modification of and recognition of some awards in accordance with accounting guidance in ASC 718, including a 2014 grant to Mr. Coughlin of 3,313 performance-based restricted shares for which the performance conditions were satisfied during 2017.
Mr. Gavrilenya-Additional Grants
Performance-based restricted stock grant: During 2017, the compensation committee modified the performance criteria related to Mr. Gavrilenya's performance-based restricted stock of 2,500 shares originally granted in 2016. The target criteria for the 2,500 shares relates to entering into new contractual relationships in 2016 above specified levels of financial impact. The performance criteria were modified by the compensation committee in 2017 to extend the deadline for achievement of the target to March 31, 2017 due to how close Mr. Gavrilenya was to achieving this target performance. The performance conditions for this grant were satisfied by Mr. Gavrilenya.
Additionally, during 2017, the compensation committee granted Mr. Gavrilenya's 5,000 shares of performance-based restricted stock, which required Mr. Gavrilenya to complete specified acquisitions or enter into new specified contractual relationships in 2017 in businesses directly managed by Mr. Gavrilenya. The performance conditions for this grant were satisfied by Mr. Gavrilenya.
Mr. House-Additional Grants
Performance-based restricted stock grant: During 2017, the compensation committee modified the performance criteria related to Mr. House's performance-based restricted stock of 6,000 shares originally granted in 2014. The modified target criteria for the shares relates to achieving revenue growth over 2016 results above specified levels of financial impact, in businesses directly managed by Mr. House. Mr. House did not attain this award because he was no longer an executive officer of the Company as of July 1, 2017.
Benefits and perquisites
We offer all U.S.-based employees the opportunity to participate in a 401(k) plan. The general purpose of our 401(k) plan is to provide employees with an incentive to make regular savings contributions in order to provide additional financial security during retirement. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our named executive officers in the U.S. participate in this 401(k) plan on the same basis as all of our other participating employees.
We provide to all of our eligible employees, including our named executive officers, health benefits and we pay the premiums for these benefits on behalf of our named executive officers. We provide to our named executive officers life insurance benefits, long-term care insurance and concierge doctor services and pay the premiums on their behalf.
We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our named executive officers.

Severance and Change of Control Benefits
Under their employment agreements or offer letters, and pursuant to our historic practice, our executive officers are generally entitled to certain severance and change of control benefits.

•
If we terminate Mr. Clarke’s employment for any reason other than for cause, Mr. Clarke will receive cash severance payments, in equal monthly installments over 12 months, equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation. Mr. Clarke will also receive payment of his health insurance premiums in amounts equal to those made immediately prior to his termination and, if permissible, continuation of coverage under our life and disability insurance plans for 12 months. In addition, if within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2017, this included 525,000 options to purchase the Company's common stock. The purchase price would be at the fair market value less the applicable exercise price for each grant. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan as set forth below.

•
Each of our other executive officers will receive cash severance in the amount of six months of their then-current salary, upon execution of a general release, if they are terminated by us for any reason other than for cause. We provide severance compensation if our executives are terminated without cause to incentivize our executive officers to act in the best interests of our stockholders in the face of a transaction even if they may be terminated as a result.
For a further discussion of these benefits, see “Employment agreements and offer letters” and “Potential payments on termination or change in control.”
Our stock option and restricted stock award agreements under our 2002 Plan do not provide for accelerated vesting under any circumstances.
Under our 2010 Plan and the related stock option and stock grant agreements, all conditions to the exercise of outstanding options and issuance or forfeiture of outstanding stock grants will be deemed satisfied as of the effective date of a change in control, only if as a result of a change in control all of the outstanding options and stock grants granted under the 2010 Plan are not continued in full force and effect or there is no assumption or substitution of the options and stock grants (with their terms and conditions unchanged) in connection with such change in control. In addition, if outstanding options or stock grants are continued in full force and effect or there is an assumption or substitution of the options and stock grants in connection with a change in control, then any conditions to the exercise of an employee’s outstanding options and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s service terminates, if the employee’s employment with FLEETCOR is terminated at our initiative for reasons other than “cause” (as defined in the 2010 Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2010 Plan) within the two-year period starting on the date of the change in control (often called a “double trigger” change in control vesting).
A change in control means, generally:

•
any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions specified in the 2010 Plan;

•	the acquisition by any person, other than certain acquisition specified in the 2010 Plan, of 30% or more of the combined voting power of our then-outstanding voting securities;

•	a change in the composition of our Board of Directors that causes less than a majority of the directors to be directors that meet one or more of the descriptions to be set forth in the 2010 Plan; or

•	stockholder approval of our liquidation or dissolution, other than as provided in the 2010 Plan.

Executive Equity Ownership Guidelines
Our executive officers are encouraged to hold significant equity interests in the company. Our Board expects the following executive officers to own or to acquire, within five years of appointment to such officer position or within five years from December 31, 2010, whichever is later, shares of our common stock having a market value of a multiple of his or her base salary as indicated below:

• Chief Executive Officer	3.0x

• Chief Financial Officer	2.0x

• Chief Operating Officer	2.0x

• All Other Executive Officers	1.5x
Our Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and the chairman of the compensation committee may approve such exceptions from time to time, as he deems appropriate.
Hedging and Pledging
Derivative securities are securities, contracts or arrangements whose value varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information.
Accordingly, our employees, officers and directors are prohibited by our insider trading compliance policy from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and other interests issued under our employee benefit plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using as collateral shares of our common stock.

Section 162(m)
The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code prohibited a tax deduction to public corporations for compensation greater than $1 million for any fiscal year to the chief executive officer and the three highest paid executive officers excluding the chief executive officer and chief financial officer. However, specific forms of performance-based compensation were excluded from the $1 million deduction limit assuming certain requirements were met.

Effective January 1, 2018, Section 162(m) was amended to prohibit a tax deduction for all compensation greater than $1 million, including performance-based compensation, paid to its (i) principal executive officer, (ii) principal financial officer, (iii) any individual who served or acted in the capacity of either of the former roles at any time during the tax year, (iv) three highest paid executive officers excluding the principal executive officer and principal financial officer, and (v) any employee who during any taxable year beginning after December 31, 2016 was considered the principal executive officer, principal financial officer, or one of the three highest paid executive officers excluding the principal executive officer and principal financial officer of the company or a predecessor.

These changes to Section 162(m) included certain transition rules under which the changes to Section 162(m) regarding the deductibility of performance-based compensation would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date.

Unless materially modified, stock options and other equity awards granted under the Company’s equity compensation plan prior to January 1, 2018 should be exempt from the Section 162(m) deductibility limit because they were granted prior to the effective date of the January 1, 2018 amendment. However, in light of the elimination of the exception to the Section 162(m) deduction limit for performance-based compensation, we will not be able to deduct amounts with respect to stock options and other equity awards granted under the Plan on or after January 1, 2018 in excess of the Section 162(m) limit.

For 2018 executive compensation programs, the Committee considered the implications of Section 162(m) as it existed prior to the January 1, 2018 amendment. While the Committee considers tax deductibility as one factor for determining executive compensation, the Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Despite the Compensation Committee’s efforts to structure its executive team’s annual cash incentives and equity compensation awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Some Proxy Advisors Use Non-GAAP/Non-SEC Valuation Methodologies That May Assign A Higher Value To Our Stock Options

In computing total compensation for our named executive officers, the company applies generally accepted accounting principles (specifically, ASC 718, “Stock Compensation”, formerly FAS 123R) when recording stock based compensation. This is the methodology set forth in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, which “requires that when valuing an employee share option under the Black-Scholes framework the fair value of employee share options be based on the share options’ expected term rather than the contractual term.”

The Company uses the expected term of our employee stock option grants, which is based on actual historical experience and the corresponding stock price volatility and risk-free rate of return.  The calculation of this expected term is based on generally accepted accounting principles and specific direction provided by the SEC.

Some proxy advisors use the full contractual term of stock options rather than the expected term.  This use of a term that is two or more times longer than actual expected terms significantly increases the amount calculated under the Black-Scholes framework for the Company’s stock option awards.  As a result, proxy advisors may assign a value to our named executive officers’ stock option awards more than 50% greater than the Company’s valuations.  While we understand that proxy advisors use this methodology in order to provide a consistent method of comparison across all companies they assess, this methodology does not comply with generally accepted accounting principles or SEC guidance, and is not considered an accurate method of valuing employee stock option grants.  As such, it would be improper for the Company to use this methodology in this Proxy.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for 2017
The following table shows the compensation for each of the named executive officers calculated in accordance with SEC rules and regulations.
The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of FLEETCOR’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock, and performance-based restricted stock, or until option exercise in the case of option awards.

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2017	$1,000,000	$—	$15,126,500	$35,386,931	$1,100,000	$30,379	$52,643,810
Chief Executive Officer and Chairman of the Board of Directors	2016	$1,000,000	$—	$13,387,500	$13,340,451	$1,625,000	$25,112	$29,378,063
	2015	$1,000,000	$—	$7,782,500	$—	$1,375,000	$24,398	$10,181,898

Eric R. Dey	2017	$444,808	$—	$2,176,346	$3,740,872	$138,250	$28,842	$6,529,118
Chief Financial Officer	2016	$373,077	$—	$167,754	$799,164	$159,375	$26,517	$1,525,887
	2015	$344,231	$—	$197,676	$1,280,845	$232,750	$25,803	$2,081,305

Andrew R. Blazye(7)	2017	$343,453	$77,277	$731,610	$3,740,872	$51,519	$14,979	$4,959,710
President—International Corporate Development	2016	$337,257	$—	$167,754	$799,164	$101,686	$19,438	$1,425,299
	2015	$340,137	$—	$1,516,448	$1,280,845	$107,774	$19,832	$3,265,036

John S. Coughlin	2017	$417,308	$—	$650,721	$3,740,872	$210,000	$27,784	$5,046,685
Executive Vice President—Global Corporate Development	2016	$398,077	$—	$674,146	$1,166,960	$300,000	$26,821	$2,566,004
	2015	$372,116	$—	$197,676	$—	$—	$25,987	$595,779

Alexey P. Gavrilenya(7)	2017	$257,702	$—	$1,308,616	$3,740,872	$96,638	$14,838	$5,418,666
President—Continental Europe

Todd W. House	2017	$223,462	$—	$1,035,446	$3,740,872	$—	$27,208	$5,026,988
President—North America, Direct Issuing, U.S. Telematics and Efectivale	2016	$398,077	$70,000	$1,888,104	$799,164	$80,000	$28,269	$3,263,614
	2015	$372,116	$—	$197,676	$—	$131,250	$27,236	$728,278

 ______________

(1)	This column represents the salary earned for the applicable year.

(2)	This column represents the discretionary bonus amounts paid for the applicable year. For a description of these payments in 2017, see “—Components of compensation—Annual cash incentive compensation.”

(3)
This column represents the aggregate grant date fair value for the stock awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 5 to the financial statements included in our 2017 Annual Report on Form 10-K. For an overview of the features of the 2017 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The amounts shown for Messrs. Clarke, Dey, Coughlin, Freund and House represent the maximum grant date fair value for the performance-based restricted stock granted or modified in 2017. The incremental maximum grant date fair value of Mr. Clarke's performance-based restricted stock award granted in 2014 and modified in 2017 is $206,500. The maximum grant date fair value of Mr. Blazye's performance-based restricted stock award granted in 2014 and modified in 2017 declined $63,950 The maximum grant date fair value of Mr. Coughlin's performance-based restricted stock award granted in 2014 and modified in 2017 declined $103,266. The incremental maximum grant date fair value of Mr. House's performance-based restricted stock award granted in 2014 and modified in 2017 is $26,880.

(4)
This column represents the aggregate grant date fair value for the stock option awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 5 to the financial statements included in our 2017 Annual Report on Form 10-K. For an overview of the features of the 2017 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

(5)
This column represents the amounts earned under the applicable year annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2017 performance goals under the program, see “—Components of compensation—Annual cash incentive compensation.”

(6)	The following table breaks down the amounts shown in this column for 2017:

Name	Company Contribution to U.K. based SIPP	Health Benefit Premiums	Long-Term Care Premiums	Life Insurance Premiums	Total
Ronald F. Clarke	$—	$25,778	$1,037	$3,564	$30,379
Eric R. Dey	$—	$25,778	$742	$2,322	$28,842
Andrew R. Blazye	$12,886	$2,094	$—	$—	$14,979
John S. Coughlin	$—	$25,728	$1,246	$810	$27,784
Alexey P. Gavrilenya	$12,456	$2,382			$14,838
Todd W. House	$—	$25,778	$994	$436	$27,208

(7)
As Mr. Blazye and Mr. Gavrilenya are based in the United Kingdom, their compensation is denominated in British Pounds. All amounts for Mr. Blazye and Mr. Gavrilenya for 2017 have been converted to U.S. dollars at an average exchange rate of $1 to £0.7761, the average exchange rate during the year. All amounts for Mr. Blazye for 2016 and 2015 have been converted into U.S. dollars at an exchange rate of $1 to £0.7376 and $1 to £0.6541, respectively, the average exchange rate during the year.

Grants of Plan-Based Awards for 2017
The following table provides information about awards granted in 2017 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan awards(1)		Estimated future payouts under the equity incentive plan awards (2)	All other options awards: number of securities underlying options (3)	Exercise or base price of option awards	Grant date fair value of stock and option award(4)
Name	Grant/Modification Date	Target ($)	Maximum ($)	Target (#)	(#)	($/Share)	($)
Ronald F. Clarke		$1,000,000	$1,825,000
	1/25/2017			50,000			$7,537,000
	1/25/2017				850,000	$150.74	$35,386,931
	7/27/2017			50,000			$7,589,500
Eric R. Dey		$197,500	$395,000
	1/25/2017			1,170			$176,366
	1/25/2017				88,000	$150.74	$3,039,654
	5/5/2017				30,000	$133.40	$701,217
	7/26/2017			13,008			$1,999,980
Andrew R. Blazye(5)		$171,726	$171,726
	1/25/2017			1,170			$176,366
	1/25/2017				88,000	$150.74	$3,039,654
	2/16/2017			3,334			$555,244
	5/5/2017				30,000	$133.40	$701,217
	7/26/2017			5,000			$—
John S. Coughlin		$210,000	$315,000
	1/25/2017			1,170			$176,366
	1/25/2017				88,000	$150.74	$3,039,654
	4/19/2017			3,313			$474,355
	5/5/2017				30,000	$133.40	$701,217
Alexey P. Gavrilenya(5)		$128,851	$177,170
	1/25/2017			1,170			$176,366
	1/25/2017				88,000	$150.74	$3,039,654
	2/16/2017			2,500			$416,350
	4/19/2017			5,000			$715,900
	5/5/2017				30,000	$133.40	$701,217
Todd W. House(6)		$210,000	$325,500
	1/25/2017			1,170			$176,366
	1/25/2017				88,000	$150.74	$3,039,654
	4/19/2017			6,000			$859,080
	5/5/2017				30,000	$133.40	$701,217
______________

(1)
These columns reflect the target and maximum amounts that could be earned under our 2017 annual cash incentive program for each named executive officer. There is no threshold amount under the program. For information concerning this program, see “—Components of compensation—Annual cash incentive compensation.” The maximum estimated payouts under the non-equity incentive plan awards do not include any discretionary bonuses that may awarded by the compensation committee. See “Summary Compensation Table for 2017” for actual amounts awarded for 2017 performance.

(2)
This column reflects the number of shares of performance-based restricted stock granted/modified in 2017. These awards do not have a threshold or maximum amount. For information concerning these grants, see “—Components of compensation—Long-term equity incentive awards—2017 Equity awards.”

(3)
This column reflects the number of stock options granted in 2017, subject to time vesting. For information concerning this grant and the vesting schedule, see “—Components of compensation—Long-term equity incentive awards—2017 Equity awards.”

(4)
This column reflects the grant date fair value of the restricted stock and stock option awards under FASB ASC Topic 718 granted to each of the named executive officers in 2017. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date of the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers. For certain performance grants, it was not probable as of the date of grant that performance would be achieved, and therefore these grants have a zero grant date fair value.

(5)
As Mr. Blazye and Mr. Gavrilenya are based in the United Kingdom, their compensation is denominated in British Pounds. All amounts for Mr. Blazye and Mr. Gavrilenya for 2017 have been converted to U.S. dollars at an average exchange rate of $1 to £0.7761, the average exchange rate during the year.

(6)	Mr. House is no longer an executive officer of the Company as of July 1, 2017.

Option Exercises and Stock Vested
The following table shows the number of stock options exercised and stock vested in 2017 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	225,000	$34,448,000	100,000	$16,653,999
Eric R. Dey	—	$—	1,460	$245,076
Andrew R. Blazye	13,316	$1,604,921	4,794	$800,320
John S. Coughlin	—	$—	14,710	$2,451,731
Alexey P. Gavrilenya	—	$—	2,500	$357,950
Todd W. House	44,000	$2,408,181	10,460	$1,743,936
______________

(1)
Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the named executive officers actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Outstanding Equity Awards at December 31, 2017
The following table shows the number of stock options and restricted stock held by the named executive officers on December 31, 2017.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option grant date	Option expiration date	Equity incentive plan awards; number of unearned shares or other rights that have not vested (#)(2)	Equity incentive plan awards; market or payout value of unearned shares or other rights that have not vested ($)(3)
Ronald F. Clarke	525,000	—	$10.00	6/17/2009	6/17/2019
	833,332	—	$23.00	12/14/2010	12/14/2020
	833,333	—	$35.04	6/29/2012	6/29/2022
	850,000	—	$149.68	12/4/2014	12/4/2024
	212,500	212,500	$114.90	1/20/2016	1/20/2026
	—	850,000	$150.74	1/25/2017	1/25/2027
						100,000	$19,242,999
Eric R. Dey	22,000	22,000	$155.65	2/23/2015	2/23/2025
	22,000	22,000	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
	—	30,000	$133.40	5/5/2017	5/5/2027
						14,178	$2,728,272
Andrew R. Blazye	22,000	22,000	$155.65	2/23/2015	2/23/2025
	22,000	22,000	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
	—	30,000	$133.40	5/5/2017	5/5/2027
						6,170	$1,187,293
John S. Coughlin	7,000	—	$20.00	10/16/2010	10/16/2020
	96,375	32,125	$132.24	7/15/2014	7/15/2024
	32,125	32,125	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
	—	30,000	$133.40	5/5/2017	5/5/2027
						24,357	$4,687,017
Alexey P. Gavrilenya	7,500	7,500	$144.59	10/21/2015	10/21/2025
	7,500	7,500	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
	—	30,000	$133.40	5/5/2017	5/5/2027
						11,170	$2,149,443
Todd W. House	—	22,000	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
						—	$—
______________

(1)
Mr. Coughlin's stock options granted on July 15, 2014 vested or will vest ratably on July 15, 2015, 2016, 2017 and 2018. Messrs. Dey and Blazye's stock options granted on February 23, 2015 vested or will vest ratably on February 23, 2017 and 2018. Mr. Gavrilenya's stock options granted on October 21, 2015 vested or will vest ratably on October 21, 2017 and 2018. Messrs. Clarke, Dey, Blazye, Coughlin, Gavrilenya and House's stock options granted on January 20, 2016 vested or will vest ratably on January 20, 2017 and 2018. Mr. Clarke's stock options granted on January 25, 2017 will vest ratably on December 31, 2018 and 2019. Messrs. Dey, Blazye, Coughlin, Gavrilenya and House's stock options granted on January 25, 2017 will vest ratably on December 31, 2019 and 2020. Messrs. Dey, Blazye, Coughlin and Gavrilenya's stock options granted on May 5, 2017 will vest ratably on May 5, 2018 and 2019.

(2)	Represents performance-based restricted stock awards, where performance targets are based on achieving company-wide or individual or business unit performance goals during 2015, 2016 and/or 2017.

(3)	Market value of shares of restricted stock that have not vested is calculated using $192.43, the Company's closing stock price on December 29, 2017.

Employment Agreements, Severance and Change of Control Benefits
Ronald F. Clarke
We entered into an amended and restated employment agreement with Mr. Clarke on November 29, 2010, which amended and restated his employment agreement of September 25, 2000.

•
The initial term of the employment agreement was through December 31, 2011. Per the agreement, the agreement automatically renews for successive one year periods unless we provide notice at least 30 days prior to the expiration date.

•	Mr. Clarke is entitled to an annual base salary of at least $687,500, with annual increases at the discretion of the compensation committee.

•
We may terminate Mr. Clarke’s employment under the agreement by providing 30 days prior written notice and the payment of all sums due under the agreement. If we terminate Mr. Clarke’s employment for any reason other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months (the “Severance Period”), in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation; (2) at his election, payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until the earlier of the expiration of the Severance Period or his commencement of employment with another employer; and (3) continuation of coverage during the Severance Period under our life and disability insurance plans, if permitted by the terms of the plans.

•
If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2017, this included 525,000 stock options. The purchase price would be at the fair market value.

In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period (a double trigger). The fair market value is determined by the change in control price, if the change in control is a cash transaction, or, in all other cases, by the Board of Directors in good faith.
“Cause” is defined to mean: Mr. Clarke’s (1) failure to render services to us; (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (3) material breach of the agreement; (4) commission of any crime or act of fraud or embezzlement; (5) misappropriation of our assets; (6) violation of our material written rules or policies; (7) commission of acts generating material adverse publicity toward us; (8) commission or conviction of a felony; or (9) death or inability due to disability to perform his essential job functions for a period of three months.
“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) there is a significant diminution in his responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.
“Change in control” has the same definition as in the 2010 Plan.
Andrew R. Blazye
We entered into an employment agreement with Mr. Blazye on July 9, 2007. The agreement provides that Mr. Blazye’s employment shall continue until either party provides six months’ notice of termination; however, we may terminate the agreement immediately in certain limited circumstances. The agreement provides for a base salary of $314,400, which may be increased, and an annual target bonus payment of 50% of annual base salary and a maximum bonus payment of 75% of annual base salary. If Mr. Blazye elects to participate in the pension plan, the agreement requires Mr. Blazye to make an annual payment in the amount of 2% of annual base salary to a pension plan and we are required to make an annual payment in the amount of 5% of annual base salary. Mr. Blazye has elected to participate in a defined contribution plan.
Other named executive officers
We entered into offer letter agreements with Messrs. Dey, Coughlin, Gavrilenya and House in connection with their hiring or promotion. Consistent with these offer letters and our historic practice, if any of these named executive officers is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

Confidentiality and Non-Competition Agreements
Under the terms and conditions of the employee confidentiality, work product and non-solicitation agreement executed by our named executive officers, which survives any termination of such executive’s employment, our named executive officers, for a period of one year following termination for any reason, have an obligation not to:

•	disclose certain of our confidential information,

•	accept employment with certain enumerated competitors,

•	solicit, in competition with our sale of products or services, any of our customers with which such executive had substantial contact within one year of such executive’s termination and

•
recruit or hire, or attempt to recruit or hire, any of our employees, consultants, contractors or other personnel, who have knowledge of certain of our confidential information and with whom such executive had substantial contact within one year of such executive’s termination.

In addition, pursuant to the employee confidentiality work product and non-solicitation agreement, during the term of employment our named executive officers have an obligation not to (i) disclose certain of our confidential information or (ii) accept employment with certain enumerated competitors.

Potential Payments Upon Termination of Employment or Change in Control
The following table shows the potential payments to the named executive officers upon a termination of employment under various circumstances and in a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2017.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	$—	$24,078	$1,524,078
Termination for good reason or termination without cause following a change in control	$1,500,000	$71,154,617	$24,078	$72,678,695
Change in control	$—	$—	$—	$—
Eric R. Dey
Termination without cause	$250,000	$—	$12,039	$262,039
Termination without cause following a change in control	$250,000	$10,682,711	$12,039	$10,944,750
Termination for good reason following a change in control	$—	$10,682,711	$—	$10,682,711
Change in control	$—	$—	$—	$—
Andrew R. Blazye(4)
Termination without cause	$171,727	$—	$7,490	$179,217
Termination without cause following a change in control	$171,727	$8,836,317	$7,490	$9,015,534
Termination for good reason following a change in control	$—	$8,836,317	$—	$8,836,317
Change in control	$—	$—	$—	$—
John S. Coughlin
Termination without cause	$210,000	$—	$12,039	$222,039
Termination without cause following a change in control	$210,000	$14,550,891	$12,039	$14,772,930
Termination for good reason following a change in control	$—	$14,550,891	$—	$14,550,891
Change in control	$—	$—	$—	$—
Alexey P. Gavrilenya(4)
Termination without cause	$144,313	$—	$7,419	$151,732
Termination without cause following a change in control	$144,313	$8,529,337	$7,419	$8,681,069
Termination for good reason following a change in control	$—	$8,529,337	$—	$8,529,337
Change in control	$—	$—	$—	$—
______________

(1)
For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Dey, Blazye, Coughlin, Gavrilenya and House, represents six months of their then-current annual base salary.

(2)
Under Mr. Clarke’s employment agreement he can elect to have us purchase, at fair market value, all outstanding stock options and shares of our stock, owned by him as of January 1, 2010, upon termination for good reason or without cause within 12 months after a change in control. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period. Under our 2010 Plan and the stock option and restricted stock agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two year period following a change in control or the executive resigns for good reason during such period. The value shown above represents the value of the unvested options and restricted stock held by the named executive officers at December 31, 2017, assuming a value of $192.43 per share, the closing price of our common stock on the New York Stock Exchange on December 30, 2017, for which vesting would be accelerated. Our equity incentive award agreements, under our 2002 plan, do not provide accelerated vesting of equity awards under any circumstances.

(3)
For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Dey, Blazye, Coughlin, Gavrilenya and House, represents the value of continuation of medical, dental and vision benefits for six months.

(4)
As Mr. Blazye and Mr. Gavrilenya are based in the United Kingdom, their compensation is denominated in British Pounds. All amounts for Mr. Blazye and Mr. Gavrilenya for 2017 have been converted to U.S. dollars at an average exchange rate of $1 to £0.7761, the average exchange rate during 2017.

 Mr. House voluntarily resigned from the Company in 2017 and was no longer an executive officer of the Company as of July 1, 2017. Upon his resignation, Mr. House did not receive any termination payment.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information, as of December 31, 2017, with respect to our compensation plans under which common stock is authorized for issuance, which consist of our 2010 Equity Compensation Plan and its predecessor, our 2002 Amended and Restated Stock Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A) (C)
Equity Compensation Plans Approved by Stockholders
2002 Plan	532,000	$10.13	—
2010 Plan	7,499,263	$116.84	277,821
Equity Compensation Plan Amendment Not Yet Approved by Stockholders as of December 31, 2017(1)	—	$—	3,500,000

Total	8,031,263	$109.78	3,777,821
(1) These shares were approved by stockholders at the special meeting of stockholders on February 7, 2018.
No further grants were allowed under the 2002 Plan after the 2010 Plan became effective.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Thomas M. Hagerty (Chair)
Joseph W. Farrelly
Hala G. Moddelmog
Steven T. Stull
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

2017 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the compensation, nominating, and corporate governance committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2017 to that of all other Company employees for the same period. We identified our median employee by annualizing December 2017 pay for all individuals, excluding our CEO, who were employed by us on December 31, 2017 whether on a full-time, part-time, or seasonal basis, and calculating total employee compensation using the same methodology we use for our named executive officers in the 2017 Summary Compensation Table above. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency.

The annual total compensation for fiscal year 2017 for our CEO was $52,643,810 as noted in the table above, and for our median employee it was approximately $34,700. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2017 is 1,517 to 1. This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The Securities and Exchange Commission (“SEC”) rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and procedures with respect to related party transactions
In accordance with the charter of our audit committee and our policy on related party transactions, our audit committee is responsible for reviewing and approving related party transactions. The related party transaction policy applies to transactions, arrangements and relationships where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, where we are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers; (2) any immediate family member of a director, nominee for director or executive officer; and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.
In the course of its review and approval of related party transactions, our audit committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our audit committee will approve only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our audit committee to consider, among other factors it deems appropriate:

•	whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related party’s interest in the transaction.
Pursuant to our policy on related party transactions, our audit committee identifies the following categories of transactions as deemed to be preapproved by the audit committee, even if the aggregate amount involved exceeds the $120,000 threshold:

•
our employment of any executive officer or compensation paid by us to any executive officer if our compensation committee approved (or recommended that our Board of Directors approve) such compensation;

•
any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the Securities and Exchange Commission’s compensation disclosure requirements;

•
any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•
any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids;

•
any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
In addition, our Code of Business Conduct and Ethics requires that each of our employees and directors inform his or her superior or the chairman of the audit committee, respectively, of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from FLEETCOR’s records. Based on information available to us during fiscal year 2017, and representations made to us by the reporting persons, we believe that all applicable Section 16(a) filing requirements were met, except that, due to administrative error, Mr. Gavrilenya was late in filing for stock options granted on October 21, 2015; Mr. Hagerty was late in filing for the grant of restricted share awards on January 25, 2017; Mr. Dey was late in filing for the vesting of restricted share awards on February 9, 2017; Mr. Freund was late in filing for the vesting of restricted share awards on July 2, 2016; and Ms. Moddelmog was late in filing for the open market purchase of common stock on May 9, 2017.

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on FLEETCOR’s website at investor.fleetcor.com under Corporate Governance, and may be accessed directly at http://www.fleetcor.com/AuditCommitteeCharter.pdf. The charter, which was adopted November 29, 2010, outlines the audit committee’s duties and responsibilities. The audit committee reviews the charter annually.
The Board of Directors reviews annually the New York Stock Exchange listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.
The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of FLEETCOR. The audit committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of FLEETCOR, the audits of FLEETCOR’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as FLEETCOR’s independent auditor, and the performance of FLEETCOR’s internal audit function.
The audit committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of FLEETCOR’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of FLEETCOR’s system of internal control. FLEETCOR’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.
During 2017, the audit committee fulfilled its duties and responsibilities generally as outlined in the charter. The committee had five meetings during 2017, four of which were regular meetings and one special meeting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2017, the audit committee, among other actions:

•	reviewed and discussed with management and the independent auditor FLEETCOR’s earnings press release and consolidated financial statements, and its annual report on Form 10-K,

•	reviewed with management and the independent auditor, management’s assessment of the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor and management, as appropriate, the audit scopes and plans of the independent auditor,

•	inquired about significant risks, reviewed FLEETCOR’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and

•	met in executive session with the independent auditor.
The audit committee has reviewed and discussed with management and the independent auditor FLEETCOR’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2017, and the independent auditor’s report on those financial statements. Management represented to the audit committee that FLEETCOR’s financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of FLEETCOR’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in FLEETCOR’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.
The Audit Committee recognizes the importance of maintaining the independence of FLEETCOR’s independent auditor, both in fact and appearance. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed Ernst &

Young LLP’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considered (i) the audit firm’s independence and objectivity, (ii) the firm’s quality of service, (iii) evaluations of the audit firm by our management and internal auditors, (iv) the quality and candor of the audit firm’s communications with the committee and management, (v) the length of time the audit firm has served as our independent auditors (Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002), (vi) the appropriateness of the audit firm’s fees for audit and non-audit services, (vii) the audit firm’s capability and expertise in the financial services field and in handling the breadth and complexity of the company’s worldwide operations, (viii) the audit firm’s approach to auditing the Company, and (ix) the size and reputation of the audit firm. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above. The Audit Committee also evaluates the selection of the lead audit partner, including their qualifications and performance. The current lead audit partner was first appointed for the 2014 audit, after consultation with Ernst & Young LLP concerning several possible candidates and after the lead audit partner had attended and participated in several Audit Committee meetings in 2013. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. Our pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Ernst & Young LLP.” The Audit Committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Ernst & Young LLP. In addition, Ernst & Young LLP has provided the Audit Committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has engaged in dialogue with Ernst & Young LLP about its independence.
Based on the criteria described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in FLEETCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC. Also, based on the criteria described above, the Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2018 and believes that the selection of Ernst & Young LLP is in the best interest of the Company and stockholders. The Board is recommending that stockholders ratify this selection at the annual meeting.
Audit Committee
Richard Macchia (Chair)
Mark A. Johnson
Michael Buckman

AUDIT MATTERS
Fees Billed by Ernst & Young LLP
Fees. The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of FLEETCOR’s annual financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by Ernst & Young LLP during those periods. The change in audit related fees from 2016 to 2017 are primarily from acquisitions, including the Cambridge acquisition, completed during 2017.

(In millions)
Year Ended December 31	2017	2016
Audit Fees	$6,553,000	$4,705,000
Audit Related Fees	748,000	393,000
Tax Fees	852,000	870,000
All Other Fees	—	—
Total	$8,153,000	$5,968,000
Audit Fees. These amounts represent fees for professional services of Ernst & Young LLP for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the Securities and Exchange Commission, as applicable. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.
Audit Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of FLEETCOR’s consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of FLEETCOR’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.
Tax Fees and All Other Fees. Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of ownership of an acquired company, and expected impact of new processes such as new revenue recognition standards.

SOLICITATION OF PROXIES
Proxies may be solicited by officers, directors, and regular supervisory and executive employees of FLEETCOR, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. FLEETCOR will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. FLEETCOR will pay all proxy solicitation costs in accordance with NYSE Rule 451.

VOTING PROCEDURES
Tabulation of Votes. Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.
Vote Required; Effect of an Abstention and Broker Non-Votes. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	Election of Directors	Majority of shares cast	Not counted	Not voted	FOR

2	Ratification of Independent Registered Public Accounting Firm	Majority of shares cast	Not counted	Discretionary vote	FOR

3	Advisory Vote to Approve Executive Compensation	Majority of shares cast	Not counted	Not voted	FOR

4	Amending the Company's Charter	66 2/3% of outstanding shares	Counted as vote against	Not voted	FOR

5	Stockholder proposal to declassify the Company's Board of Directors	Majority of shares cast	Not counted	Not voted	AGAINST
If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
Where to Find More Proxy Voting Information.

•	The Securities and Exchange Commission's website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the FLEETCOR Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 417-4697.

•	Contact the broker or bank through which you beneficially own your shares.

Revoking Your Proxy. Stockholders of record may revoke their proxy and change their vote at any time before the polls close at the Annual Meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail with a later date; sending written notice of revocation to our Corporate Secretary at FLEETCOR, 5445 Triangle Parkway, Suite 400, Peachtree Corners, GA 30092; or voting in person at the Annual Meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.
DATED: Peachtree Corners, Georgia, April 27, 2018

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are FleetCor stockholders will be “householding” FleetCor’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, HOUSEHOLDING, and FleetCor will deliver a separate copy of the proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

DATED: Peachtree Corners, Georgia, April 27, 2018

Appendix A
Management’s Use of Non-GAAP Financial Measures
We have included in the proxy statement certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.
Adjusted net income and adjusted net income per diluted share
We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock-based compensation expense related to share-based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables and our proportionate share of amortization of intangible assets at our equity method investment, (c) a non-recurring net gain at equity method investment, (d) impairment of equity method investment, (e) net gain on disposition of business, (f) loss on extinguishment of debt, and (g) other non-recurring items, including the impact of the Tax Cuts and Jobs Act adjustments.
We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.
We use adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. We believe it is useful to exclude non-cash stock based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and stock based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired. Therefore, we have excluded amortization expense from adjusted net income. We believe that adjusted net income and adjusted net income per diluted share are appropriate supplemental measures of financial performance and may be useful to investors to understanding our operating performance on a consistent basis. Adjusted net income and adjusted net income per diluted share are not intended to be a substitute for GAAP financial measures and should not be used as such.

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in thousands, except per share amounts):

	Year Ended December 31,
	2017	2016[2]	2015		2014		2013	2012	2011	2010
Net income	$740,200	$452,385	$362,431		$368,707		$284,501	$216,199	$147,335	$107,896
Net income per diluted share	$7.91	$4.75	$3.85		$4.24		$3.36	$2.52	$1.76	$1.34
Stock based compensation	93,297	63,946	90,122		37,649		26,676	19,275	21,743	26,755
Amortization of intangible assets, premium on receivables, deferred financing costs and discounts	233,280	184,475	180,704		100,186		55,852	37,920	24,720	22,484
Impairment of investment	44,600	36,065	40,000		—		—	—	—	—
Net gain on disposition of business	(109,205)	—	—		—		—	—	—	—
Loss on extinguishment of debt	3,296	—	—		15,764		—	—	2,669	—
Non-recurring loss due to merger of entities	2,028	—	—		—		—	—	—	—
Non-recurring net gain at equity method investment	—	(10,845)	—		—		—	—	—	—
Legal settlement	11,000				—		—	—	—	—
Restructuring costs	1,043	—	—		—		—	—	—	—
Other non-cash adjustments	—	—	—		(28,869)	[3]	—	—	—	—
Total pre-tax adjustments	279,339	273,641	310,826		124,730		82,528	57,195	49,132	49,239
Impact of 2017 Tax Act	(127,466)	—	—		—		—	—	—	—
Income tax impact of pre-tax adjustments at the effective tax rate[1]	(93,164)	(66,850)	(80,632)	[3]	(45,767)		(24,349)	(17,410)	(14,804)	(14,121)
Adjusted net income	$798,909	$659,176	$592,625		$447,670		$342,680	$255,984	$181,663	$143,014
Adjusted net income per diluted share	$8.54	$6.92	$6.30		$5.15		$4.05	$2.99	$2.17	$1.77
Diluted shares	93,594	95,213	94,139		86,982		84,655	85,736	83,654	80,751
______________________
1Excludes the results of our equity method investment on our effective tax rate, as results from our investment are reported within the Consolidated Income Statements on a post-tax basis and no tax-over-book outside basis differences related to our equity method investment. Also excludes the net gain realized upon our disposition of NexTraq, representing a pretax gain of $175.0 million and tax on gain of $65.8 million. The tax on the gain is included in "Net gain on disposition of business".

2 Reflects the impact of the Company's adoption of Accounting Standards Update 2016-09, "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting", to simplify several aspects of the accounting for sharebased compensation, including the income tax consequences.

3Other non-cash adjustments are unusual items reflecting adjustments to purchase accounting entries for contingent consideration and tax indemnifications for our 2013 acquisitions of DB and VB in Brazil.

Due to the financial impact of the Company going public in December 2010, the Company evaluates the results for 2010, net of the impact of certain costs incurred and the related impact on diluted shares of the Company’s initial public offering, as if those impacts were fully realized during 2010. Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to adjusted net income and adjusted net income per diluted share on a pro forma basis for the year ended December 31, 2010, which reflects the impact of stock-based compensation expense related to share-based compensation awards, public company expenses, changes in the effective tax rate and an increase in diluted shares outstanding, effective during 2011, as if these changes had occurred in 2010.

	Year Ended December 31,
	2010	Changes	(1)	Pro Forma 2010
Income before income taxes	$151,280	$732		$152,012
Provision for income taxes	43,384	2,421		45,805
Net income	$107,896	$(1,689)		$106,207
Net income per diluted share	$1.34			$1.27
Stock based compensation	26,755	(5,012)		21,743
Amortization of intangible assets	17,205	—		17,205
Amortization of premium on receivables	3,263	—		3,263
Amortization of deferred financing costs	2,016	—		2,016
Loss of extinguishment of debt	—	2,669		2,669
Total pre-tax adjustments	49,239	(2,343)		46,896
Income tax impact of pre-tax adjustments at the effective tax rate	(14,121)	(10)		(14,131)
Adjusted net income	$143,014	$(4,042)		$138,972
Adjusted net income per diluted share	$1.77			$1.66
Diluted shares	80,751			83,654
______________________
(1) Changes include approximately $2.0 million in incremental cash operating costs for public company expenses, $2.7 million in losses on the extinguishment of debt, $18.0 million of non-cash compensation expenses associated with our stock plan, $23.0 million of non-cash compensation expense associated with our IPO, and a 1.4% increase in our effective tax rate from 28.7% in 2010 to 30.1% in 2011. Additionally, 2011 reflects an increase of 2.9 million diluted shares outstanding, from 80.8 million at December, 31 2010 to 83.7 million at December 31, 2011.

FLEETCOR TECHNOLOGIES, INC. (FLT)ATTN: BRAD SLUTSKY 5445 TRIANGLE PARKWAY , STE 400 PEACHTREE CORNERS, GA 30092

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                  KEEP THIS PORTION FOR YOUR RECORDS— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEETCOR TECHNOLOGIES, INC. (FLT)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Elect three Class II Directors nominated by the Board of Directors for a three-year term:	☐	☐	☐
Nominees:
01) Mark A. Johnson
02) Hala G. Moddelmog
03) Jeffrey S. Sloan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR" PROPOSALS 2, 3 AND 4.		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST" PROPOSAL 5.		For	Against	Abstain
2.	Ratify the selection of Ernst & Young LLP as FLEETCOR’s independent auditor for 2018	☐	☐	☐	5.	Stockholder proposal to declassify the Board of Directors	☐	☐	☐
3.	Advisory vote to approve named executive officer compensation	☐	☐	☐
4.	Amend the Company's Charter to eliminate the supermajority voting provisions in the Charter	☐	☐	☐	NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR ALL NOMINEES for Directors, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

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ANNUAL MEETING OF STOCKHOLDERS OF
FLEETCOR TECHNOLOGIES, INC.
June 6, 2018
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i    Please detach along perforated line and mail in the envelope provided.    i
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

FLEETCOR TECHNOLOGIES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS June 6, 2018

The undersigned hereby appoints Ronald F. Clarke and Eric R. Dey, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Wednesday, June 6, 2018, 10:00 a.m. EDT, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 27, 2018, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

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*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 6, 2018.

FLEETCOR TECHNOLOGIES, INC.

Meeting Information
Meeting Type:	Annual
For holders as of:	April 18, 2018
Date: June 6, 2018	Time: 10:00 A.M. EDT
Location: FLEETCOR Technologies, Inc.
5445 Triangle Parkway
4th Floor
Peachtree Corners, GA 30092

FLEETCOR TECHNOLOGIES, INC.
ATTN: BRAD SLUTSKY
5445 TRIANGLE PARKWAY, STE 400
PEACHTREE CORNERS, GA 30092

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —
How to Access the Proxy Materials

Proxy Material Available to VIEW or RECEIVE:
1. Form 10-K 2. Notice & Proxy Statement

How to View Online:
Have the information that is printed in the box marked by the arrow à		XXXX XXXX XXXX XXXX
(located on the following page) and visit www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in
the box marked by the arrow à	XXXX XXXX XXXX XXXX	(located on the following page)
in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 23, 2018 to facilitate timely delivery.

— How to Vote —
Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information
that is printed the box marked by the arrow à	XXXX XXXX XXXX XXXX
available and follow the instructions.

Vote By Mail:	You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting Items
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS.

1.	Elect three Class II Directors nominated by the Board of Directors for a three-year term:

Nominees:

01) Mark A. Johnson
02) Hala G. Moddelmog
03) Jeffrey S. Sloan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

2. Ratify the selection of Ernst & Young LLP as FLEETCOR's independent auditor for 2018

3. Advisory vote to approve named executive officer compensation

4. Amend the Company's Charter to eliminate the supermajority voting provisions in the Charter

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

5. Stockholder proposal to declassify the Company's Board of Directors

NOTE: This proxy will be voted as directed. If no direction is obtained, this proxy will be voted FOR ALL NOMINEES for Director, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

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